Exhibit 10.26
LEASE AGREEMENT
by and between
CRESCENT LAKESIDE, LLC
LANDLORD
and
CORNERSTONE BIOPHARMA HOLDINGS, INC.
TENANT
Dated as of: May 1, 2008
© 2006 Capital Associates. All rights reserved.

ARTICLE 1 - LEASED PREMISES	1

1.01 Leased Premises.	1

ARTICLE 2 - BASIC LEASE PROVISIONS	1

2.01 Basic Lease Provisions.	1

ARTICLE 3 - TERM AND POSSESSION	3

3.01 Term.	3

3.02 Commencement.	3

3.03 Tenant’s Delay.	4

3.04 Tenant’s Possession.	4

3.05 Acceptance of Leased Premises.	4

3.06 Holdover.	4

ARTICLE 4 - RENT AND SECURITY FOR THE LEASE	4

4.01 Base Rent.	4

MONTH OF THE TERM	5

4.02 Payment of Rent.	5

4.03 Additional Rent	5

4.04 Operating Expense Adjustment.	5

4.05 Cost of Living Adjustment.	8

4.06 Security for the Lease.	8

4.07 Late Charge.	10

ARTICLE 5 - SERVICES	10

5.01 Services.	10

ARTICLE 6 - USE AND OCCUPANCY	12

6.01 Use and Occupancy.	12

6.02 Care of the Leased Premises.	13

6.03 Hazardous or Toxic Materials.	13

6.04 Entry for Repairs and Inspection.	14

6.05 Compliance with Laws; Rules of Building.	14

6.06 Access to Building.	14

6.07 Peaceful Enjoyment.	15

6.08 Relocation.	15

ARTICLE 7 - CONSTRUCTION, ALTERATIONS AND REPAIRS	15

7.01 Tenant Improvements.	15

7.02 Alterations.	15

7.03 Maintenance and Repairs by Landlord.	16

7.04 Maintenance and Repairs by Tenant.	16

ARTICLE 8 - CONDEMNATION, CASUALTY, INSURANCE AND INDEMNITY	17

8.01 Condemnation.	17

8.02 Damages from Certain Causes.	17

8.03 Fire or Other Casualty.	17

8.04 Insurance Policies.	18

8.05 Waiver of Subrogation Rights.	19

8.06 Indemnity/Waiver of Liability.	19

8.07 Limitation of Landlord’s Personal Liability.	20

8.08 Survival of Article 8.	20

ARTICLE 9 - LANDLORD’S LIEN, DEFAULT, REMEDIES AND SUBORDINATION	20

9.01 Lien for Rent.	20

9.02 Default by Tenant.	20

9.03 Landlord’s Remedies.	21

9.04 Mitigation of Damages.	22

9.05 Rights of Landlord in Bankruptcy.	22

9.06 Default by Landlord.	23

9.07 Non-Waiver.	23

9.08 Attorney’s Fees.	23

9.09 Subordination; Estoppel Certificate.	23

9.10 Attornment.	23

9.11 Accord and Satisfaction.	24

9.12 Survival of Article 9.	24

ARTICLE 10 - ASSIGNMENT AND SUBLEASE	24

10.01 Assignment or Sublease.	24

10.02 Assignment by Landlord.	25

ARTICLE 11 –TENANT WARRANTIES; INCORPORATION OF EXHIBITS; COMMISSION(S), CONFIDENTIALITY, SURVIVAL, NOTICES, BINDING EFFECT AND MISCELLANEOUS	26

11.01 Tenant Warranties.	26

11.02 Incorporation of Exhibits.	27

11.03 Commission(s).	27

11.04 Confidentiality.	27

11.05 Survival.	27

11.06 Notices.	27

11.07 Binding Effect.	27

11.08 Miscellaneous.	27

ARTICLE 12 - ENTIRE AGREEMENT AND LIMITATION OF WARRANTIES	29

12.01 ENTIRE AGREEMENT AND LIMITATION OF WARRANTIES.	29

EXHIBITS

A-1	-	Floor Plan(s) of the Leased Premises

A-2	-	The Land

A-3	-	The Project

B	-	Acceptance of Leased Premises Memorandum

C	-	Workletter Agreement

C-1	-	Schematic Space Plan

D	-	Building Rules

D-1	-	Release

E	-	Form of Estoppel Certificate

F	-	HVAC Schedule

G	-	Renewal Option

LEASE AGREEMENT
THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of this 1st day of May, 2008 (the “Execution Date”), by and between Crescent Lakeside, LLC, a North Carolina limited liability company (“Landlord”), and Cornerstone BioPharma Holdings, Inc., a Delaware corporation authorized to conduct business in the State of North Carolina (“Tenant”). In consideration of the representations and covenants contained herein and other good and valuable consideration, lie receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:
ARTICLE 1 — LEASED PREMISES
1.01 Leased Premises.
Landlord leases to Tenant and Tenant leases from Landlord the space (the “Leased Premises”) set forth in Subsections (a) and (b) of the Basic Lease Provisions below and shown on the floor plan(s) attached hereto as Exhibit A-l upon the terms and conditions set forth in this Lease. The office building in which the Leased Premises are located, parcel “05” on which the office building is located (the “Land”, as described on Exhibit A-2 attached hereto), the parking facilities and all improvements and appurtenances to the building are collectively referred to as the “Building”. The Building and the larger complex of which the Building is a part are collectively referred to as the “Project”, as shown on the map attached hereto as Exhibit A-3. Included within the Project are the Building and the Crescent Lakeside I building located at 1225 Crescent Green, Cary, North Carolina 27518 (the “1225 Building”) (the Building and the 1225 Building are collectively, the “Crescent Lakeside Complex”). No easement for light, air or view is granted hereunder or included within or appurtenant to the Leased Premises.
ARTICLE 2 — BASIC LEASE PROVISIONS
2.01 Basic Lease Provisions.
The following provisions set forth various basic terms of this Lease and are sometimes referred to as the “Basic Lease Provisions”.

(a)	Building Name:	Crescent Lakeside II
	Building Address:	1255 Crescent Green
Cary, North Carolina 27518

(b)	Floor(s):	Second (2nd)
	Suite Number:	250, subject to approval by the Town of Cary, North Carolina
	Square Feet Area in the Leased Premises:	14,863

(c)	Total Area of Building:	Approximately 144,000 square feet

(d)	Base Rent:
	Initial per Square Foot/Annum:	$23.25 per Square Foot leased
	Initial Annual Base Rent:	$345,564.72
	Initial Monthly Base Rent:	$28,797.06

	Payment Schedule:	See chart on the following page:
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		Price Per		Annual (or for
Full Month(s) of		Square Foot,	Square	time period noted)	Monthly Base
The Term	Targeted Date(s)	Per annum	Feet	Base Rent	Rent
Landlord and Tenant specifically acknowledge and agree that the Base Rent set forth below shall be adjusted by Landlord’s obligation to nay Tenant the Base Rent Abatement (defined in Section 4.01).
I through 2	12/1/08 through 1/31/09	$0.00 ($23.25/SF Base Rent abated)	14,863	$0.00 ($23.25/SF Base Rent abated)	$0.00 ($23.254/SF Base Rent abated)
3 through 14	2/1/09 through 1/31/10	$23.25	14,863	$345,564.72	$28,797.06
15 through 26	2/1/10 through 1/31/11	$23.83	14,863	$354,185.28	$29,515.44
27 through 38	2/1/11 through 1/31/12	$24.43	14,863	$363,103.08	$30,258.59
39 through 50	2/1/12 through 1/31/13	$25.04	14,863	$372,169.56	$31,014.13
51 through 62	2/1/13 through 1/31/14	$25.67	14,863	$381,533.16	$31,794.43
63 through 74	2/1/14 through 1/31/15	$26.31	14,863	$391,045.56	$32,587.13
75 through 86	2/1/15 through 1/31/16	$26.96	14,863	$400,706.52	$33,392.21
87 through 88	2/1/16 through 3/31/16	$27.63	14,863	$68,444.12 ($for 2 months)	$34,222.06

(e)	Base Operating Expense Factor:	Year 2009 actual Operating Expenses expressed by a price per square foot leased

(f)	Parking:	3 unreserved parking spaces per each 1,000 Square Foot leased (rounded down to the nearest whole number) subject to Subsection 6.01(f)

	Monthly Rent per Parking Space:	N/A

(g)	Term:	7 Year(s) 4 Month(s)

(h)	Target Commencement Date:	December 1, 2008
	Target Expiration Date:	March 31, 2016

(i)	Security for the Lease:	$29,000.00 cash or Letter of Credit (defined and set forth in Section 4.06)

(j)	Permitted Use: Permitted Occupancy:	General business offices for a biopharmaceuticals firm 52 persons (rounded down to the nearest whole number), subject to Section 6.01(b).

(k)	Addresses for notices and other communications (including Rent payments) under this Lease:

	Landlord:	Tenant:
	Prior to the Commencement Date:	Prior to the Commencement Date:
	Crescent Lakeside, LLC	Cornerstone BioPharma Holdings, Inc.
	c/o Capital Associates	2000 Regency Parkway
	1100 Crescent Green, Suite 250	Suite 255
	Cary, North Carolina 27518	Cary, North Carolina 27518
	(919) 233-9901	(888) 466-6505

	After the Commencement Date:	After the Commencement Date:

	Crescent Lakeside, LLC	Cornerstone BioPharma Holdings, Inc.
	c/o Capital Associates	1255 Crescent Green, Suite 250
	1100 Crescent Green, Suite 250	Cary, North Carolina 27518
	Cary, North Carolina 27518	Attn: Chenyqua Baldwin
Crescent Lakeside II

	(919) 233-9901	Ph: (888) 466-6505

(l)	Broker:	Capital Associates
	Co-Broker:	The Staubach Company
ARTICLE 3 — TERM AND POSSESSION
3.01 Term.
     (a) This Lease shall be and continue in full force and effect for the term set forth in Subsection 2.01(g). as it may be modified, renewed and extended pursuant to Exhibit G or by written agreement between Landlord and Tenant (the “Term”). Subject to the remaining provisions of this Article, the “Commencement Date” shall be the date on which Landlord tenders possession of the Leased Premises to Tenant, which such date is anticipated to be the Target Commencement Date shown in Subsection 2.01(h). The Term shall commence on the Commencement Date and shall expire, without notice to Tenant, on the last day of the last month of the Term (the “Expiration Date”) (i.e. if the Commencement Date is other than the first (1st) day of the month, the Expiration Date shall nevertheless be the last day of the last month of the Term).
     (b) If the Commencement Date and Expiration Date are different from the Target Commencement Date and the Target Expiration Date, respectively, as set forth in Subsection 2.01(h). Landlord and Tenant shall execute an amendment to the Lease setting forth such actual dates, and adjusting any Base Rent payment schedule, if applicable. If such amendment is not executed, the Commencement Date and Expiration Date shall be conclusively deemed to be the Target Commencement Date and the Target Expiration Date set forth in Subsection 2.01(h).
     (c) Upon the expiration or other termination of this Lease, Landlord shall have the right to immediately re-enter and take possession of the Leased Premises.
3.02 Commencement
     (a) Subject to Section 3.03 hereof, if, (i) any of the work described in Exhibit C that is required to be performed by Landlord or Landlord’s contractors) to prepare the Leased Premises for occupancy has not been substantially completed (as set forth below) on or before the Target Commencement Date or (ii) Landlord is unable to tender possession of the Leased Premises to Tenant on the Target Commencement Date, then the Commencement Date (and commencement of installments of Base Rent) shall be postponed until Landlord is able to tender possession of the Leased Premises to Tenant with the work to be performed in the Leased Premises having been substantially completed, and the postponement shall operate to extend the Expiration Date in order to give full effect to the stated duration of the Term.
     (b) The deferment of installments of Base Rent shall be Tenant’s exclusive remedy for postponement of the Commencement Date, and Tenant shall have no, and waives any, claim against Landlord because of any such delay.
     (c) Notwithstanding the foregoing, if the Leased Premises are not substantially completed on or before March 1, 2009, due solely to delays caused by Landlord, then Landlord shall provide Tenant with notice as to the cause(s) for the delay in substantial completion of the Leased Premises. Tenant may then by giving Landlord notice on or before March 10, 2009, terminate this Lease so long as the Leased Premises are not substantially complete prior to the date notice is given. If Tenant does not provide notice on or before March 10, 2009, Tenant shall waive its right to terminate this Lease in accordance with this provision. The Leased Premises shall be deemed to be substantially complete the day after inspection and approval for occupancy for the intended use, whether permanent, conditional, or temporary, by the Town of Cary, North Carolina, provided said approval is subsequently evidenced by a certificate of occupancy, whether permanent, conditional, or temporary, issued by said municipality, which such certificate of occupancy may be dated when actually processed by such municipality, rather than the date of the inspection and approval for occupancy. Further notwithstanding, Tenant shall not have the right to terminate the Lease if Tenant has taken possession of any part of the Leased Premises.
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3.03 Tenant’s Delay.
     No delay in the completion of the Leased Premises resulting from delay or failure on the part of Tenant in furnishing information or other matters required in Exhibit C. and no delay resulting from any cause set forth in Section 6 of Exhibit C. shall delay the Commencement Date, Expiration Date or commencement of payment of Rent (as defined in Section 4.02 below).
3.04 Tenant’s Possession.
     If, prior to the Commencement Date, Tenant shall enter into possession of all or any part of the Leased Premises, the Term, the payment of monthly installments of Base Rent and all other obligations of Tenant to be performed during the Term shall commence on, and the Commencement Date shall be deemed to be, the date of such entry; provided, no such early entry shall operate to change the Expiration Date.
3.05 Acceptance of Leased Premises.
     Tenant shall confirm its acceptance of the Leased Premises by execution of the Acceptance of Leased Premises Memorandum attached hereto as Exhibit B. Tenant shall execute and deliver such Acceptance of Leased Premises Memorandum to Landlord within ten (10) business days of receipt thereof, and Tenant’s failure to do same shall be considered an event of default under this Lease.
3.06 Holdover.
     If Tenant shall remain in possession of the Leased Premises after the expiration or earlier termination of this Lease, without the execution of a new lease or an amendment to this Lease or other written agreement by and between Landlord and Tenant extending the Term, Tenant shall become a tenant-at-sufferance, and for a period of sixty (60) calendar days after such termination or expiration, as the case may be, shall pay daily rent at one hundred fifty percent (150%) of the per day Rent (as defined in Section 4.02) payable with respect to the last full calendar month immediately prior to the end of the Term or termination of this Lease, but otherwise shall be subject to all of the terms, conditions, provisions and obligations of this Lease, and such tenancy may be terminated by Landlord or Tenant at any time on seven (7) calendar days’ prior notice. After such sixty (60) day period Tenant shall continue to be a tenant-at-sufferance, terminable on one (1) day’s notice, and shall pay daily rent at double the per day Rent payable with respect to the last full calendar month immediately prior to the end of the Term or termination of this Lease, but otherwise shall be subject to all of the obligations of Tenant under this Lease. Tenant shall indemnify Landlord (i) against all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Leased Premises effective upon the termination or expiration of this Lease, and (ii) for all other losses, costs and expenses, including consequential damages and reasonable attorneys’ fees, sustained or incurred by reason of such holding over. In the event of any holdover and failure of Tenant to pay the holdover rent set forth herein, Landlord shall have the right to immediately apply the Security (as defined and set forth in Section 4.06) to the Rent, at the holdover rate set forth herein, for as many days as would be represented by the amount of the Security. Nothing contained herein shall be construed as a consent by Landlord to any holding over by Tenant. The rights and obligations contained in this Section shall survive the expiration or other termination of this Lease.
ARTICLE 4 — RENT AND SECURITY FOR THE LEASE
4.01 Base Rent
     Tenant shall pay to Landlord rent (“Base Rent”) beginning on the Commencement Date and throughout the Term in the amount of the Annual Base Rent set forth in Subsection 2.01(d). Base Rent shall be payable in monthly installments in the amount set forth in Subsection 2.01(d) (“Monthly Base Rent”) in advance and without demand, on the first day of each and every calendar month during the Term. If the Commencement Date is not the first day of a month, Tenant shall be required to pay on the Commencement Date a pro rata portion of the Initial Monthly Base Rent for the first partial month of the Term. However, any references to any “month” of the Term elsewhere in this Lease shall mean a full month of the Term. Notwithstanding anything to the contrary contained in this Lease, Tenant shall pay Landlord Base Rent as set forth in Section 2.01(d). and Landlord shall reimburse Tenant in the amounts set forth in the chart below within five (5) calendar days of the first (1st) day of each appropriate month (individually or collectively as the sense requires, the “Base Rent Abatement"’) without demand, deduction or offset Further notwithstanding anything contained in this Lease, Landlord, in its sole discretion, reserves the right to accelerate and pay any unpaid portion of the Base Rent Abatement prior to the time scheduled to make a Base Rent Abatement
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payment. Tenant shall not be entitled to a Base Rent Abatement payment if it has not paid Rent for the month in which the payment is to occur.

Month of the Term	Percent Abatement	Base Rent Abatement Amount
February, 2009	100%	$28,797.06
March, 2009	100%	$28,797.06
November, 2010	100%	$29,515.44
December, 2010	100%	$29,515.44
February, 2011	100%	$30,258.59
April, 2011	100%	$30,258.59
January, 2012	50%	$15,129.30
February, 2012	50%	$15,507.06
March, 2012	50%	$15,507.06
April, 2012	50%	$15,507.06
January, 2013	50%	$15,507.06
February 2013	50%	$15,897.22
4.02 Payment of Rent.
     As used in this Lease, “Rent” shall mean the Base Rent, Additional Rent (defined below), late charges, and all other amounts required to be paid by Tenant pursuant to this Lease. The Rent shall be paid at the times and in the amounts provided herein by check drawn on a United States of America bank to Landlord at its address specified in Subsection 2.0l(k) above, or to such other person or at such other address as Landlord may from time to time designate in writing. The Rent shall be paid without notice, demand, abatement, deduction or offset except as may be expressly set forth in this Lease.
4.03 Additional Rent
     The term “Additional Rent” shall mean the total of the “Operating Expense Adjustment”, as such term is defined below, and any other amounts in addition to Base Rent which Tenant is required to pay to Landlord under this Lease.
4.04 Operating Expense Adjustment
     (a) Commencing January 1, 2010, if the Operating Expenses (defined below) for the Building for any calendar year, expressed on a per square foot basis, exceed the Base Operating Expense Factor specified in Subsection 2.01(e). Tenant shall pay to Landlord increased Rent (an “Operating Expense Adjustment”) in an amount equal to the product of such excess times the square feet of the Leased Premises as stated in Subsection 2.01(b). The Operating Expense Adjustment shall be payable in monthly installments on the first day of each calendar month based on Landlord’s estimate of the Operating Expenses for the then current year. Landlord and Tenant specifically acknowledge and agree that the Operating Expense Adjustment shall not be subject to any Base Rent Abatement.
     (b) Landlord may at any time give Tenant written notice specifying Landlord’s estimate of the Operating Expenses for the then current calendar year or the subsequent calendar year and specifying the Operating Expense Adjustment to be paid by Tenant for each such year, and Tenant shall adjust its payments accordingly beginning with the monthly installment immediately following Landlord’s notice.
     (c) Within one hundred twenty (120) calendar days after the end of each calendar year, Landlord shall give written notice to Tenant specifying the actual Operating Expenses for the prior calendar year and any necessary adjustment to the Operating Expense Adjustment paid by Tenant for that calendar year. Tenant shall pay any deficit amount to Landlord within fifteen (15) business days after receipt of Landlord’s written notice. Any excess payment by Tenant for the prior calendar year shall be applied towards Tenant’s obligation to pay its proportionate share of adjusted Operating Expenses for the following calendar year, or, if the Lease has expired or terminated, be returned to Tenant by Landlord.
     (d) Tenant shall have the right, one (1) time per year, upon written notice to Landlord, within sixty (60) calendar days of receipt of the Operating Expense statement, to have Landlord’s books and records relating solely to Operating Expenses contained in the statement for the prior year, reviewed. If Landlord’s calculation of
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Operating Expenses fails to comply with the requirements of this Section 4.04 or contains any other error, as determined by the review, Tenant’s past payments of its proportionate share of Operating Expenses for the subject year shall be adjusted in accordance with the results of the review, and appropriate payments shall be made by Landlord or Tenant, as the case may be, within forty-five (45) calendar days after completion of the review.
     (e) All books and records necessary to accomplish any review permitted under this Section 4.04 shall be retained by Landlord for a period of one (1) year, and shall be made available to the person conducting the review at the Building, Project or the office of Landlord’s property manager, during normal business hours. All of Landlord’s and Tenant’s costs of the review shall be paid by Tenant unless the review reveals that total Operating Expenses were misstated by seven and one-half percent (7.5%) or more in the calendar year reviewed, in which case Landlord shall reimburse Tenant for Tenant’s reasonable costs of the review, not to exceed Two Thousand Five Hundred Dollars ($2,500.00). The rights and obligations contained in this Section shall survive the expiration or other termination of this Lease.
     (f) The term “Operating Expenses” shall mean, except as otherwise specified in this definition, all expenses, costs, and disbursements of every kind and nature, computed on an accrual basis, which Landlord shall pay or become obligated to pay because of or in connection with the ownership and operation of the Building, or Landlord’s efforts to reduce Operating Expenses, including, without limitation:
(1)	wages and salaries of all employees to an extent commensurate with such employees’ involvement in the operation, repair, replacement, maintenance, and security of the Building, including, without limitation, amounts attributable to the employer’s Social Security Tax, unemployment taxes, and insurance, and any other amount which may be levied on such wages and salaries, and the cost of all insurance and other employee benefits related thereto;

(2)	all supplies and materials used in the operation, maintenance, repair, replacement and security of the Building;

(3)	the rental costs of any and all leased capital improvements and the annual amortization of any and all capital improvements made to the Building which, although capital in nature, can reasonably be expected to reduce the normal operating costs of the Building, to the extent of the lesser of such expected reduction in Operating Expenses or the annual amortization of such capital improvements, as well as all capital improvements made in order to comply with any legal requirement hereafter promulgated by any governmental authority including, but not limited to, requirements relating to the environment, energy, conservation, public safety, access for the disabled or security, as amortized over the useful life of such improvements by Landlord for federal income tax purposes;

(4)	the cost of all utilities, other than the cost of electricity supplied to tenants of the Building which is separately metered and reimbursed to Landlord by such tenants;

(5)	the cost of all maintenance and service agreements with respect to the operation of the Building or any part thereof, including, without limitation, management fees, alarm service, equipment, window cleaning, elevator maintenance, landscape maintenance, and parking area maintenance and operation;

(6)	the cost of all insurance relating to the Building and each of the premises contained therein, including, without limitation, casualty and liability insurance applicable to the Building and Landlord’s personal property used in connection therewith;

(7)	all taxes and assessments and governmental charges, whether federal, state, county, or municipal, and whether by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, including all taxes levied or assessed against or for leasehold improvements and any other taxes and assessments attributable to the Building and/or the operation thereof, together with the reasonable cost (including attorneys, consultants and appraisers) of any negotiation, contest or appeal pursued by Landlord in an effort to reduce any such tax, assessment or charge, excluding, however, federal and state taxes on Landlord’s income, but including all rental, sales, use and occupancy taxes or other similar taxes, if any, levied or imposed by any city, state, county, or other governmental body having jurisdiction; and

(8)	the cost of all repairs, replacements, removals and general maintenance with respect to the Building.
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     (g) Specifically excluded from Operating Expenses are:
(1)	expenses for capital improvements made to the Building, other than capital improvements described in Section 4.04(f)(3) above and except for items which, though capital for accounting purposes, are properly considered maintenance and repair items, such as painting and/or wallpapering of common areas, replacement of carpet in elevator lobbies and like items;

(2)	expenses for repair, replacement and general maintenance paid by proceeds of insurance or by Tenant or other third parties;

(3)	alterations attributable solely to tenants of the Building including the initial Tenant Improvements and those made on Tenant’s behalf;

(4)	increases in taxes resulting from higher valuations of the Building attributable to Tenant’s Tenant Improvements (defined in Exhibit C) or alterations made by Tenant in excess of typical fitups in the Building, which increase shall be paid by Tenant as Additional Rent;

(5)	depreciation of the Building;

(6)	leasing commissions; and

(7)	federal and state income taxes imposed on Landlord.
                    Notwithstanding anything to the contrary in the specific exclusions from Operating Expenses set forth above, Operating Expenses shall, also, not include the following:
(i)	Landlord’s general corporate overhead and general administrative expenses, other than charges for property management and in-house labor provided for maintenance of the Building;

(ii)	costs arising from Landlord’s charitable or political contributions;

(iii)	federal and state income and franchise taxes of Landlord or any other such taxes not in the nature of real estate taxes, except taxes on Rent;

(iv)	management fees to the extent they exceed the greater of (a) reasonable, similar costs incurred in comparable office buildings in the Raleigh, North Carolina area, or (b) five percent (5%) of the gross rent received for the Building;

(v)	salaries, wages or other compensation paid to officers or executives of Landlord above the level of property manager in their respective capacities;

(vi)	overhead and profit increments paid to subsidiaries or affiliates of Landlord for services on or to the Building or Project, to the extent only that the costs of such services exceed competitive costs of such services were they not rendered by a subsidiary or affiliate;

(vii)	any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

(viii)	capital expenditures required by Landlord’s gross negligence or willful misconduct to comply with laws enacted on or before the Commencement Date of the Lease;

(ix)	costs incurred by Landlord for the repair of damage to the Building, to the extent Landlord is reimbursed by insurance proceeds;

(x)	renovating or otherwise improving or decorating, painting or redecorating space leased to other tenants or other occupants of the Building;

(xi)	costs for sculpture, paintings or other objects of art;
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(xii)	electrical power costs and other services for which any tenant directly contracts with the local service company;

(xiii)	expenses in connection with services or other benefits which are not available to Tenant or for which Tenant is charged directly, but which are not made available to another tenant or occupant of the Building;

(xiv)	all items and services for which Tenant has reimbursed Landlord or has paid to third persons;

(xv)	any ground lease rental;

(xvi)	interest, principal, points and fees on debts, or amortization on any mortgage or other debt instrument encumbering the Building or the Land;

(xvii)	legal and other costs associated with the mortgaging, refinancing or sale of the Building, Land or Project or any interest therein;

(xviii)	tax penalties incurred as a result of Landlord’s gross negligence, willful misconduct or inability to make payments when due;

(xix)	any costs and expenses related to or incurred in connection with disputes with tenants of the Building or Land or any lender for the Building or Land; and

(xx)	costs associated with leasing or marketing space in the Building, including tenant improvements, advertising, lease commissions, legal fees to negotiate leases, space planning and marketing materials.
     (h) If the average occupancy rate for the Building is less than ninety-five percent (95%) in any calendar year of the Term, or if Landlord is providing less than ninety-five percent (95%) of the Building with any item or items of work or service which would constitute an Operating Expense hereunder, then the amount of the Operating Expenses for such period shall be adjusted to include any and all items enumerated under the definition of Operating Expenses set forth in this Subsection which Landlord reasonably determines Landlord would have incurred if the Building had been at least ninety-five percent (95%) leased and occupied with all tenant improvements constructed or if Landlord had been providing such item or items of work or service to at least ninety-five percent (95%) of the Building. If the actual occupancy rate for the Building is ninety-five percent (95%) or greater, then the actual Operating Expenses shall be used for purposes of determining the Operating Expense Adjustment described in this Section 4.04. The parties agree that since the Building is under construction and will not be completed until around September 2008, Operating Expenses for 2009 shall be adjusted so that they are consistent with Operating Expenses for a stabilized class “A” office building in the greater Raleigh, Durham and Chapel Hill areas of North Carolina.
4.05 Cost of Living Adjustment
     Intentionally deleted.
4.06 Security for the Lease.
     (a) Tenant shall deposit with Landlord on or before October 31, 2008, security for the payment of all Rent and other charges owed by Tenant pursuant to this Lease and the performance by Tenant of all of Tenant’s obligations under this Lease in the amount specified in Subsection 2.01(i) (the “Security”), which Security may be in the form of cash or a Letter of Credit (defined below) on the understanding that: (i) the Security or any portion thereof may be applied to the curing of any default, or the payment of any damages sustained by Landlord due to Tenant’s failure to perform its obligations, including, but not limited to, the payment of Rent and any alteration and repair obligations under Article 7 herein, without prejudice to any other remedy or remedies at law or in equity which Landlord may have on account thereof, and upon such application Tenant shall pay Landlord on demand, by check drawn on a United States of America bank, the amount so applied which shall be added to the remaining balance of the Security so the same will be restored to its original amount; (ii) Landlord shall not be obligated to
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hold the Security as a separate fund, and may commingle it with other funds; and (iii) within thirty (30) calendar days after the expiration of the Term, provided Tenant is not in default at the expiration of the Term and has delivered exclusive possession of the Leased Premises to Landlord, the remaining balance of the Security shall be returned to Tenant, without interest, which shall belong to Landlord.
     (b) In the event Tenant elects to provide Landlord with a Letter of Credit in lieu of cash Security, then prior to October 31, 2008, Tenant shall provide Landlord with and shall maintain in effect at all times during the Term of this Lease, security in the form of a clean, unconditional and irrevocable letter of credit (“Letter of Credit”) as described below. Landlord may draw on the Letter of Credit, in whole or in part (at Landlord’s option), if: (i) Tenant defaults with respect to any of the terms, conditions or provisions of this Lease on the Tenant’s part to be observed or performed, including but not limited to, the payment of Rent or Additional Rent, and such default continues beyond the applicable cure period, if any, or (ii) Tenant, or anyone holding possession of the Leased Premises through Tenant, holds over in the Leased Premises after the expiration or sooner termination of the Term of this Lease, or (iii) Landlord is given notice that the bank issuing the Letter of Credit is terminating the Letter of Credit, or (iv) the Letter of Credit is scheduled to expire as of the stated date by its terms and is not replaced with a Letter of Credit meeting the criteria set forth in this Section 4.06 at least sixty (60) calendar days prior to the Letter of Credit’s stated expiration date.
     (c) Landlord shall have the right to draw down the Letter of Credit and apply the proceeds of the Letter of Credit to the curing of any default by Tenant, including, but not limited to, the payment of Rent or Additional Rent, or the payment of any damages sustained by Landlord due to Tenant’s failure to perform its obligations, including, but not limited to, alteration and repair obligations under Article 7 herein, without notice to Tenant and prejudice to any other remedy or remedies at law or in equity which Landlord may have on account thereof. Landlord’s right to draw upon the Letter of Credit shall be based upon Landlord’s written statement to the issuer that Tenant is in default under the terms of the Lease and presentation of a sight draft. Upon any such application, Tenant shall, within ten (10) calendar days after Landlord gives Tenant notice thereof, cause the Letter of Credit to be reissued for the full face amount required herein, so that the Letter of Credit will be restored to its original amount. In the event that any of the proceeds of the Letter of Credit are not applied to cure such default of Tenant, Landlord shall hold such unapplied proceeds as cash security for the full and faithful performance by Tenant of its obligations under this Lease.
     (d) Any cash proceeds received by Landlord and held as security may be commingled with other funds of Landlord without Landlord being responsible to Tenant for the payment of any interest thereon. If Tenant fully and faithfully complies with all of the terms, covenants and provisions of this Lease, the Letter of Credit and/or any unapplied cash proceeds drawn from the Letter of Credit and held as security for this Lease shall be returned to Tenant, without interest, within thirty (30) calendar days after the expiration of the Term of this Lease and delivery of exclusive possession of the Leased Premises to Landlord.
     (e) The Letter of Credit shall be an unconditional, irrevocable, clean Letter of Credit (which permits partial draws), payable on sight in cash, in favor of Landlord, Landlord’s lender or an assignee of Landlord, at Landlord’s election and shall be in the amount of Twenty-nine Thousand Dollars ($29,000.00). The Letter of Credit shall be acceptable to Landlord, acting reasonably with regard to both form and content, and shall be executed by a third-party nationally recognized banking institution (“Bank”) with local offices, acceptable to Landlord, acting reasonably, and Bank shall have an office in Raleigh, North Carolina, available as a designated payment center in order that Landlord may present the Letter of Credit for same-day payment. The Letter of Credit shall be transferable by Landlord or any other beneficiary. The Letter of Credit shall be governed by the International Standby Practices set forth by the International Chamber of Commerce. The Letter of Credit shall either: (i) have an expiration date no earlier than thirty (30) calendar days after the expiration date of the Term of this Lease, or (ii) have an expiration date no earlier than the first anniversary of the date of issuance therefor and shall provide that it shall be automatically renewed from year to year unless terminated by Bank by notice to Landlord given not less than sixty (60) calendar days prior to the then expiration date thereof by certified or registered mail, in which such event Tenant shall, within fifteen (15) calendar days after notice is given to Tenant by Landlord, deliver to Landlord either a substitute letter of credit meeting the requirements herein or cash Security in the Letter of Credit amount. The final expiration date of the Letter of Credit (including any renewals) shall be no earlier than thirty (30) calendar days after the expiration date of this Lease. Tenant’s failure to provide Landlord with the Letter of Credit when due, including any renewal(s) of the Letter of Credit, shall be deemed an event of monetary default under this Lease.
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     (f) If Landlord at any time requests any reasonable change in the terms, conditions or provisions of the Letter of Credit, Tenant shall promptly cause such Letter of Credit to be so modified. If the Letter of Credit is lost, mutilated, stolen or destroyed while in Landlord’s possession, Tenant shall cooperate with Landlord’s efforts to cancel the lost, mutilated, stolen or destroyed Letter of Credit and to replace such Letter of Credit at Landlord’s expense. If the Bank becomes unacceptable to Landlord, at Landlord’s reasonable discretion, Tenant shall, within fifteen (15) calendar days after notice is given to Tenant by Landlord, deliver to Landlord either a substitute letter of credit meeting the requirements herein or cash security in the Letter of Credit amount. In the event Landlord transfers its interest in the Land and Building to another owner, Landlord may transfer the Letter of Credit to the new owner. If the Letter of Credit is so transferred, Landlord shall thereupon be released by Tenant from all liability for the return of the Letter of Credit, and Tenant shall look solely to the new owner for the return of the Letter of Credit in accordance with the terms of this Lease. If Landlord desires to transfer the Letter of Credit to such new owner, Tenant shall cooperate in effecting such transfer; provided that Landlord shall pay the Bank’s usual and customary fee for transferring such Letter of Credit.
     (g) The rights and obligations contained in this Section 4.06 shall survive the expiration or other termination of this Lease.
4.07 Late Charge.
     If Tenant fails or refuses to pay any installment of Rent when due, Landlord, shall have the right to collect a late charge of five percent (5%) of the amount of the late payment to compensate Landlord for the additional expense involved in handling delinquent payments and not as interest; provided, however, that Tenant shall be allowed one (1) late payment of Rent in each calendar year of the Term, which late payment shall not be subject to a late charge hereunder so long as such Rent is paid within five (5) calendar days of the due date. If the payment of a late charge required by this Section is found to constitute interest notwithstanding the contrary intention of Landlord and Tenant, the late charge shall be limited to the maximum amount of interest that lawfully may be collected by Landlord under applicable law, and if any payment is determined to exceed such lawful amount, the excess shall be applied to any unpaid Rent then due and payable hereunder and/or credited against the next succeeding installment of Rent payable hereunder. If all Rent payable hereunder has been paid in full, any excess shall be refunded to Tenant. Tenant shall reimburse Landlord for any processing fees charged to Landlord as a result of Tenant’s checks having been returned for insufficient funds.
ARTICLE 5 — SERVICES
5.01 Services.
     (a) Landlord shall furnish Tenant while occupying the Leased Premises, subject to curtailment as required by governmental laws, rules or regulations, the following:
(1)	central heat and air conditioning in season, at such times as Landlord normally furnishes these services to other tenants in the Building and at such temperatures and in such amounts as are considered by Landlord to be standard for other class “A” office buildings in the greater Raleigh, Durham and Chapel Hill areas of North Carolina, but such service on Saturday afternoons, Sundays and the holidays listed in the “Building Rules” (which such Building Rules are attached hereto as Exhibit D and are incorporated herein by reference in their entirety), shall be furnished only upon request of Tenant, who shall bear the cost thereof as provided in Exhibit F attached hereto;

(2)	elevator service;

(3)	routine maintenance for the Building pursuant to Section 7.03, in the manner and to the extent deemed by Landlord to be standard for other class “A” office buildings in the greater Raleigh, Durham and Chapel Hill areas of North Carolina;

(4)	Building-standard electric lighting service for the Building;

(5)	janitor service on a five (5) day week basis, provided, however, if Tenant’s floor coverings or other improvements require special care, Tenant shall pay the additional cleaning cost attributable to same;

(6)	water and sewer service that is considered standard for other class “A” office buildings in the greater Raleigh, Durham and Chapel Hill areas of North Carolina, but in no event
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more than Tenant’s pro rata share of water and sewer service that is available to the Building;
(7)	proper electrical facilities to furnish sufficient power for personal computers, fax machines, desktop computer printers, calculating machines and other machines of similar low electrical consumption, but not including electricity required for any equipment or machine which (individually) consumes more than 0.25 kilowatts per hour at a rated capacity or requires a voltage other than 120 volts single phase. Tenant shall not use more than its pro rata share of electrical circuits for power and lighting available for all tenants on the floor of the Building where the Leased Premises are located;

(8)	general landscaping for the Building;

(9)	snow and ice removal from Building parking lots.
     (b) Tenant shall not contract with janitor, window washing or maintenance services.
     (c) If Landlord’s engineer determines that Tenant’s electrical, water or sewer usage exceeds the usage set forth in Subsection 5.01(a), or that maintenance and repair costs have increased because Tenant’s use is excessive, then Tenant shall pay Landlord for all increased costs related to the excess use or usage, including increased utility charges, janitorial costs and maintenance and repair costs. Tenant shall pay any excess use costs immediately upon receipt of notice from Landlord which notice shall include any relevant invoices and supporting documentation therefor. For the purposes of this Lease, excess usage or use shall include, but not be limited to, continuous occupancy of the Leased Premises above the Permitted Occupancy number shown in Subsection 2.01(j) and Section 6.01(b), use or occupancy of the Leased Premises more than twenty (20) straight hours per day, and continuous operation (24/7) of Building systems.
     (d) If Tenant uses any heat generating machines, equipment, fixtures or other devices of any nature whatsoever in the Leased Premises which affect the temperature otherwise maintained by the Building standard air conditioning, Tenant shall pay the additional cost necessitated by Tenant’s use of such machines, equipment, fixtures or other devices, including the cost of installation of any necessary additional air conditioning equipment and the cost of operation and maintenance thereof. Tenant shall pay such additional cost immediately upon receipt of notice from Landlord which notice shall include any relevant invoices and supporting documentation therefor.
     (e) Should any of Landlord’s equipment or machinery break down, or for any cause cease to function properly, Landlord shall use reasonable diligence during normal business hours to repair same promptly, but Tenant shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom, except as otherwise set forth herein or if such breakdown or malfunction resulted solely from Landlord’s negligence or willful misconduct.
     (f) Landlord shall, as an Operating Expense hereunder, provide receptacles and containers as necessary for Tenant to comply with all orders, requirements and conditions now or hereafter imposed by any ordinances, laws, orders and/or regulations (hereinafter collectively called “Recycling Regulations”) of any governmental body having jurisdiction over the Leased Premises or the Building regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash.
     (g) Failure by Landlord to any extent to commence or continue the furnishing of services in accordance with this Section 5.01 which results from causes beyond the reasonable control of Landlord shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor work an abatement of rent, nor relieve Tenant from its obligation to fulfill any covenant or agreement hereof.
     (h) If (i) the services which Landlord is obligated to provide are continuously interrupted for four (4) consecutive business days after Landlord’s receipt of notice from Tenant (“Interruption”), and (ii) Tenant is unable to conduct business in the Leased Premises as a result of the Interruption, and (iii) Tenant has notified Landlord immediately in writing that Tenant is unable to conduct its business, and (iv) the Interruption is due to the gross negligence or willful misconduct of Landlord, its employees or agents, and such services are not restored by Landlord, if under Landlord’s reasonable control, Tenant shall be entitled to an abatement of Rent for each day Tenant is unable to conduct its business operations in the Leased Premises. The abatement shall begin on the fifth
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(5th) consecutive business day after Tenant’s delivery to Landlord of the notice of the Interruption and shall end automatically when the services are restored.
ARTICLE 6 — USE AND OCCUPANCY
6.01 Use and Occupancy.
     (a) Tenant (and its permitted assignees, subtenants, invitees, customers, and guests) shall use and occupy the Leased Premises solely for the purpose that is specified in Subsection 2.01(j), and Tenant may not change said purpose absent Landlord’s prior written agreement, in Landlord’s reasonable discretion.
     (b) Tenant shall not use or occupy the Leased Premises, or permit any portion of the Leased Premises to be used or occupied, for any business or purpose, or in any manner, other than that specified in Subsection 2.01(j) and/or by any number of persons greater man that specified in Subsection 2.01(j). Notwithstanding the foregoing, Tenant may, from time to time but not as a consistent and regular occurrence, exceed the occupancy limitation set forth above, as long as such excess occupancy does not have an adverse effect upon Landlord or the other tenants in the Building, in Landlord’s sole, reasonable discretion. For the purposes of this Section, it shall not be consistent or regular if the occupancy limitation is exceeded less than five (5) consecutive days or ten (10) cumulative days, per month in order for Tenant to conduct training in the Leased Premises.
     (c) Tenant shall not use or occupy the Leased Premises, or permit any portion of the Leased Premises to be used or occupied, for any business or purpose, or in any manner, which (i) is unlawful, disreputable or deemed to be extra-hazardous on account of fire or exposure to or interference from electromagnetic rays and/or fields, (ii) violates the Building Rules, (iii) increases the rate of fire insurance coverage on the Building or its contents, and/or (iv) is inconsistent with the first-class nature of the Building.
     (d) Tenant shall conduct its business and control its employees and agents and all other persons entering the Building under the express or implied invitation of Tenant, in such manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Building.
     (e) Tenant shall not grant any concession or license within the Leased Premises or allow any person other than Tenant, its partners, managers, members, officers, directors, employees, contractors and agents to occupy or use the Leased Premises or any portion thereof.
     (f) Landlord shall provide Tenant with the number of unreserved parking spaces set forth in Subsection 2.01(f) of this Lease (which number includes Tenant’s pro rata share of the total number of spaces for the Building designated for handicapped or visitors), at no additional charge. The parties acknowledge that Tenant will use more spaces than the pro rata share of parking when it conducts training in the Leased Premises in accordance with Subsection 6.01 (b) above. Landlord agrees that Tenant may use more than its allotment of parking during the training, so long as Tenant’s excess parking does not occur more than five (5) consecutive days or ten (10) cumulative days per month or Tenant’s excess parking does not prevent other Building tenants from being able to use their pro rata share of parking spaces. In the event that Tenant’s excess parking does not comply with this Section, Landlord shall have the right immediately upon notice to Tenant to require Tenant to cease its excess parking and use only the spaces allotted to it in Subsection 2.01(l). Tenant shall notify Landlord promptly of any additional parking needs, which needs may, in Landlord’s sole but reasonable discretion, be considered on a case-by-case basis.
     (g) (i) Landlord shall include up to two (2) listings for Tenant’s name and suite number on (i) the Building directory(ies) located inside the Building, and (ii) up to two (2) Building-standard suite sign(s) to be located at the entrance to the Leased Premises. For Tenant’s initial listing, the cost of such directory(ies) and suite signage shall be paid for by Landlord. Any subsequent changes to directory(ies) and suite signage requested by Tenant shall be paid for by Tenant within ten (10) calendar days of receipt of Landlord’s invoice therefor.
     (ii) In addition to the foregoing, when the Building becomes nine-five percent (95%) leased, and provided Tenant is one of the four (4) largest tenants in the Building based upon the amount of square footage leased, is not and has not been in default of the Lease beyond any applicable cure period, and has not vacated or assigned the Leased Premises, then Tenant will be entitled to a non-exclusive position on one (1) slot of the
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monument sign for the Building with the priority of signage right being determined by the amount of space leased by the tenant(s) in the Building. Landlord shall pay for the initial placement of Tenant’s name or legally assumed name on the monument sign, and Tenant shall pay for any changes to Tenant’s name or legally assumed name on such monument sign thereafter. Any monument signage shall be (I) non-exclusive, (II) designed, installed, constructed, maintained and removed at the expiration or other termination of this Lease, at Landlord’s sole cost and expense, and (III) with regard to design (size, style and font of the lettering), location, construction and all other aspects, subject to prior written approval from Landlord (which approval shall not be unreasonably withheld), the Town of Cary, North Carolina, and any other governing entity having jurisdiction with regard to signage at the Building. This type of signage shall not automatically apply to any subtenant of the Leased Premises, unless agreed to by Landlord, in its sole discretion.
6.02 Care of the Leased Premises.
     (a) Tenant shall not commit or allow to be committed any waste or damage to any portion of the Leased Premises or the Building. Except as provided otherwise in Section 7.02 of this Lease, at the expiration or other termination of this Lease, or at the termination of any holdover, Tenant shall deliver the Leased Premises to Landlord in the same condition as existed on the Commencement Date, ordinary wear and tear and loss by insured casualty and condemnation excepted.
     (b) Tenant shall notify Landlord at least ten (10) business days prior to vacating the Leased Premises and shall arrange to meet with Landlord to jointly inspect the Leased Premises. If Tenant does not give such notice or meet for such joint inspection, then Landlord’s inspection of the Leased Premises shall be deemed accurate for the purpose of determining Tenant’s responsibility for repair and restoration of the Leased Premises.
     (c) In the event Tenant has not removed all of its equipment and personal property from the Leased Premises at the expiration or other termination of this Lease, then Landlord shall have the right to (i) remove Tenant equipment and personal property from the Leased Premises, and/or (ii) retain, dispose of or sell any or all of Tenant’s equipment and personal property, all without incurring any liability to Tenant whatsoever, and in the event of any such sale, Landlord shall have the right to immediately apply the proceeds of the sale and/or the Security to any amount(s) due under this Lease, including the costs of such removal, retention, disposal and/or sale.
     (d) The rights and obligations contained in this Section 6.02 shall survive the expiration or other termination of this Lease.
6.03 Hazardous or Toxic Materials.
     (a) Tenant, or any of Tenant’s agents, officers or employees, shall not cause or allow the receipt, storage, use, location, handling, production, refinement or disposal anywhere in the Building or the Project of any product, material or merchandise which is explosive, highly flammable, injurious to health, or a hazardous or toxic material, as hereafter defined. “Hazardous or Toxic Materials)” shall include all materials and substances which have been determined to be hazardous to health or the environment and are regulated by any applicable federal, state or local laws, ordinances or regulations.
     (b) Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Leased Premises of minor amounts of Hazardous or Toxic Materials which are in compliance with all applicable laws, ordinances and regulations and are customarily used in a general office environment (e.g., copying machine chemicals and kitchen cleansers), provided Tenant properly stores, uses and disposes such Hazardous or Toxic Materials in accordance with all applicable governmental laws and in accordance with this Section.
     (c) If requested by Landlord or any ground lessor, Tenant shall identify, in writing, any or all of Tenant’s Hazardous or Toxic Materials at the Leased Premises and their quantity(ies), purpose(s), method(s) of disposal and other related information.
     (d) Landlord represents and warrants to Tenant, to the best of Landlord’s actual knowledge and based upon no independent investigation, that, as of the date of this Lease, the Leased Premises and Building are free from any Hazardous or Toxic Materials which are prohibited by any federal, state or local law or regulation. In the event that Hazardous or Toxic Materials are discovered upon the Leased Premises after the Commencement Date and the
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Hazardous or Toxic Materials were not placed in the Leased Premises by Landlord or any of Landlord’s agents, officers or employees, Tenant shall bring the Leased Premises into compliance with all relevant statutes, ordinances and regulations at Tenant’s sole cost.
     (e) The rights and obligations contained in this Section 6.03 shall survive the expiration or other termination of this Lease.
6.04 Entry for Repairs and Inspection.
     Tenant shall, upon reasonable advance oral notice in regards to janitorial and routine maintenance services and otherwise with advance notice by Landlord (which such notice may be sent by electronic mail), except in the case of an emergency when no notice is required, permit Landlord and its contractors, agents and representatives to enter into and upon any part of the Leased Premises at all reasonable hours to inspect and clean the same, make repairs, alterations and additions thereto, show the same to prospective tenants, lenders or purchasers, and for any other purpose as Landlord may reasonably deem necessary or desirable. Landlord shall use commercially reasonable efforts to minimize disruption to Tenant’s business in entering the Leased Premises. Tenant shall not be entitled to any abatement or reduction of Rent by reason of any such entry. In the event of an emergency, when entry to the Leased Premises shall be necessary, and if Tenant shall not be personally present to open and permit entry into the Leased Premises, Landlord or Landlord’s agent may enter the same by master key, code, card or switch, or may forcibly enter the same, without rendering Landlord or such agents liable therefor, and without, in any manner, affecting the obligations and covenants of this Lease.
6.05 Compliance with Laws; Rules of Building.
     (a) Tenant shall comply with, and Tenant shall cause its employees and agents and all other persons entering the Building under the express or implied invitation of Tenant to comply with, all laws, ordinances, orders, rules, regulations (state, federal, municipal and other agencies or bodies having any jurisdiction thereof), and any recorded covenants, conditions and restrictions of the Project, which relate to the use, condition or occupancy of the Leased Premises, the Building or the Project, including, without limitation, all local, state and federal environmental laws, and the Building Rules, as such are reasonably altered by Landlord from time to time and provided to Tenant in writing.
     (b) Landlord represents and warrants, to the best of its knowledge and based upon no independent investigation that, as of the date of this Lease, Landlord has complied with all laws, ordinances, orders, rules and regulations (state, federal, municipal and other agencies or bodies having any jurisdiction thereof) relating to the use, condition or occupancy of the Building, including the Americans with Disabilities Act of 1990 (“ADA”).
6.06 Access to Building.
     (a) Subject to Section 6.01 and the other terms and conditions set forth below, Tenant and its employees shall have access to the Building and the Leased Premises twenty-four (24) hours a day, three hundred sixty-five (365) days per year. Tenant shall have no right of access to the roof of the Leased Premises or the Building or to the roof of any building in the Project.
     (b) Tenant expressly agrees that neither Landlord nor Landlord’s partners, managers, members, agents, officers, directors, or employees shall be liable to Tenant or Tenant’s partners, managers, members, agents, officers, directors and employees or to any person entering the Leased Premises, Building or Project under the express or implied invitation of Tenant for any injury, death, loss or damage arising out of any crime attempted or committed in the Leased Premises, Building or Project, except as may be provided otherwise in Section 8 of this Lease.
     (c) Landlord shall have the right to limit access to the Building after normal business hours. Landlord expressly reserves the right, in its sole discretion, to temporarily or permanently change the location of, close, block and otherwise alter any entrances, corridors, skywalks, tunnels, doorways and walkways leading to or providing access to the Building or any part thereof and otherwise restrict the use of same, and, provided such activities do not unreasonably impair Tenant’s access to, or use of, the Leased Premises, Landlord shall not incur any liability whatsoever to Tenant as a consequence thereof. Such activities shall not be deemed to be a breach of any of Landlord’s obligations hereunder. Landlord shall exercise good faith in notifying Tenant a reasonable time in advance of any alterations, modifications or other actions of Landlord under this Section.
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6.07 Peaceful Enjoyment.
     Tenant shall and may peacefully have, hold and enjoy the Leased Premises without interference from any party claiming by or through Landlord, subject to the terms of this Lease, provided Tenant pays the Rent and other sums required to be paid by Tenant and performs all of Tenant’s covenants and agreements herein contained. This covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of Landlord’s interest in the Building. Landlord shall not be responsible for the acts or omissions of any other tenant or third party that may interfere with Tenant’s use and enjoyment of the Leased Premises; provided, however, that Landlord shall use its reasonable best efforts to enforce the Building Rules.
6.08 Relocation.
     Landlord shall have the option to relocate the Tenant to alternative space in the Project in accordance with this Section. The alternative space shall be of comparable size to the Leased Premises, and shall have approximately the same number of windows and view of the lake. Landlord shall give Tenant not less than ninety (90) calendar days’ prior written notice of any such relocation, which notice shall include the date on which Tenant shall be required to relocate or move and a description of the space to which Tenant will be relocated. Landlord shall pay reasonable out-of-pocket costs and expenses of relocating Tenant, including the cost of reconstruction of all Tenant furnished and Landlord furnished improvements to the same standards of quantity and quality as in the Leased Premises, telephone transfer charges, data cabling, moving expenses, business stationery and printing charges for relocation notice. In the event of such relocation, the alternative space shall be deemed the Leased Premises hereunder, and this Lease shall continue in full force and effect without any change in the other terms and conditions hereof, including the payment of Rent based upon the original size of the Leased Premises and not based upon the size of the premises to which Tenant is relocated; provided, however, that upon Landlord’s request, Tenant shall execute an amendment to this Lease substituting such alternative space for the space previously occupied by Tenant.
ARTICLE 7 — CONSTRUCTION, ALTERATIONS AND REPAIRS
7.01 Tenant Improvements.
     The Leased Premises shall be delivered to Tenant “as is” and without improvements or alterations, except as provided otherwise in Exhibit C attached herein. Any increases in taxes resulting from higher valuations of the Building attributable to Tenant’s Tenant Improvements, as defined in Exhibit C, or alterations in excess of typical fitups in the Building shall be paid by Tenant as Additional Rent.
7.02 Alterations.
     (a) Tenant shall make no alterations, installations, additions or improvements (including demolition of existing walls) (any of the foregoing, the “Alterations”) in, on or to the Leased Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall notify Landlord in the event that it wants to make Alterations to the Leased Premises. A description of the desired Alterations shall be included with the notice. Unless Landlord agrees otherwise, any approved Alterations shall be completed on Tenant’s behalf by architects, engineers, workmen and/or contractors hired by Landlord. Tenant shall have the right to approve pricing for any Alterations completed on its behalf. If Landlord grants Tenant the right to hire its own architects, engineers, workmen or contractors to complete the Alterations, all such work shall be designed and made in a manner (including, but not limited to, obtaining all applicable permits), by architects, engineers, workmen and contractors, reasonably satisfactory to Landlord and completed in accordance with the requirements of (c) below. Except as provided otherwise herein, all Alterations (including, without limitation, partitions, millwork, fixtures and heating, ventilating and air conditioning modifications) made to the Leased Premises by or for Tenant shall remain upon and be surrendered with the Leased Premises and become the property of Landlord at the expiration or termination of this Lease or the termination of Tenant’s right to possession of the Leased Premises. Upon the expiration or termination of the Lease or Tenant’s right to possess the Leased Premises, Tenant shall be required to remove (or reconstruct in the instance of the demolition of walls) any Alterations made and restore the area from which the removal (or reconstruction) occurred with regard to any Alterations, unless otherwise requested or agreed to by Landlord at such time Landlord approves such Alterations.
     (b) In addition to the foregoing, Tenant shall, prior to or as of the Expiration Date or termination date, remove all telephone, data wiring and fire suppression systems installed by Tenant from and for the Leased
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Premises, and Tenant shall repair any damage to the Leased Premises or Building caused by any such removal. Tenant shall bear the costs of removal of Tenant’s property from the Building and of all resulting repairs thereto.
     (c) All Alterations performed in, on or to the Leased Premises must have Landlord’s prior approval and shall (i) not alter the exterior appearance of the Building or adversely affect the structure, safety, systems or services of the Building; (ii) comply with all (A) Building safety, fire and other regulations, (B) governmental codes and permitting requirements and (C) insurance requirements; (iii) not result in any usage in excess of Building-standard of water, electricity, gas, heating, ventilating or air conditioning, (either during or after such work) unless prior written arrangements satisfactory to Landlord are entered into; (iv) be completed promptly and in a good and workmanlike manner; (v) be performed in a manner that does not cause interference or disharmony with any labor used by Landlord, Landlord’s contractors or mechanics or by any other tenant or such other tenant’s contractors or mechanics; and (vi) not cause any mechanic’s, materialman’s or other liens to attach to Tenant’s leasehold estate. Tenant shall not permit, or be authorized to permit, any liens (valid or alleged) or other claims to be asserted against Landlord or Landlord’s rights, estates and interests with respect to the Building, the Project or this Lease in connection with any work done by or on behalf of Tenant, and Tenant shall indemnify and hold Landlord harmless against any such liens.
     (d) The rights and obligations contained in this Section 7.02 shall survive the expiration or other termination of this Lease.
7.03 Maintenance and Repairs by Landlord.
     (a) Landlord shall maintain and keep in good repair, as determined by Landlord in its reasonable discretion and as is customary in other class “A” office buildings in the greater Raleigh, Durham and Chapel Hill areas of North Carolina, the following portions of the Building which are not contained within the Leased Premises: parking lots (including snow and ice removal), Building landscaping, indoor and outdoor lighting (including parking lot lighting facilities), driveways, sidewalks, fences, all structural portions (including but not limited to foundations, roof, roof membrane, windows with respect to settling issues, walls and floors), common areas inside the Building (including corridors, stairs and restrooms), elevators, heating ventilation and air conditioning systems, and all electrical, water, plumbing and other utility equipment connections and facilities.
     (b) Landlord shall perform routine maintenance and repairs necessitated by ordinary wear and tear only for Building-standard leasehold improvements in the Leased Premises.
     (c) Notwithstanding any provisions of this Lease to the contrary, all maintenance, repairs, alterations, installations, additions or improvements to the Building and/or Tenant’s leasehold improvements, which affect the Building’s structural components or mechanical, electrical or plumbing systems, shall be made by Landlord or its contractor only, and, if on behalf of Tenant, shall be paid for by Tenant in an amount equal to Landlord’s costs plus fifteen percent (15%) (except for the initial Tenant Improvements).
     (d) Landlord shall not be liable to Tenant, except as expressly provided in this Lease, for any damage or inconvenience, and Tenant shall not be entitled to any abatement or reduction of rent by reason of any maintenance, repairs, alterations, installations, additions or improvements to any part of the Building. Landlord shall use commercially reasonable efforts to complete Tenant’s repairs in an efficient manner.
7.04 Maintenance and Repairs by Tenant
     (a) Tenant shall maintain and keep in good repair all non-Building-standard leasehold improvements, but at Tenant’s written request, Landlord will perform said maintenance and repairs at Tenant’s expense, at a cost or charge equal to the costs incurred in such maintenance or repairs plus an additional charge of fifteen percent (15%). The necessity for and adequacy of said maintenance and repairs shall be measured by the standards of other class “A” office buildings, located in the greater Raleigh, Durham and Chapel Hill areas of North Carolina, for improvements of similar construction. Prior to the Commencement Date, but after all construction drawings have been prepared, Landlord shall provide Tenant with notice of any items included in the initial Tenant Improvements that are not Building-standard and therefore subject to Tenant’s maintenance and/or repair.
     (b) Tenant shall be responsible for immediately notifying Landlord of any damage done to (i) the Leased Premises, (ii) Tenant’s Building-standard and/or non-Building-standard leasehold improvements, (iii) the
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premises of any other tenant(s) in the Building, and (iv) any other part of the Building, any of which such damage described in the above subsections (i) through (iv) is caused by any item (or combination of items) of Tenant’s equipment or machinery in the Leased Premises or by the negligent acts or omissions of Tenant, Tenant’s employees or agents, or any other person entering the Building under the express or implied invitation of Tenant, or which otherwise arises out of Tenant’s occupancy of the Leased Premises. Any damage done to any part or all of the area or the leasehold improvements listed in subsections (i) and (ii) herein shall be repaired or replaced at Tenant’s own cost and expense within ten (10) business days; provided, however, that at Landlord’s sole but reasonable discretion, any such damage may be repaired by Landlord, at Tenant’s expense, at a cost or charge equal to the costs incurred in such repair or replacement plus an additional charge of fifteen percent (15%). Within ten (10) business days of receipt of invoice, Tenant shall reimburse Landlord and/or any other tenant(s) in the Building, as applicable, for any damage done to any part or all of the areas listed in subsections (iii) and/or (iv) herein.
     (c) Notwithstanding the cure period provided in Section 9.02(a)(2), if Tenant fails to make, or to commence and exercise due diligence in the making of, repairs or replacements as required by Section 7.04(b) within ten (10) business days of the earlier of Tenant’s discovery of such damage or Tenant’s receipt of notice of such damage, Landlord shall have the right to make such repairs or replacements without any prior notice to Tenant, and Tenant shall repay the cost(s) and expense(s) thereof plus a charge of fifteen percent (15%) to Landlord within fifteen (15) calendar days of receipt of an invoice therefor.
     (d) Anything to the contrary in this Lease notwithstanding, in any event of emergency, as determined by Landlord in Landlord’s sole but reasonable discretion, Landlord shall have the right to make, or cause to have made, repairs or replacements without any prior notice to Tenant, and Tenant shall repay Landlord for the cost(s) and expense(s) thereof, plus a charge of fifteen percent (15%) to Landlord on demand.
ARTICLE 8 — CONDEMNATION, CASUALTY, INSURANCE AND INDEMNITY
8.01 Condemnation.
     If all or substantially all of the Leased Premises is taken by virtue of eminent domain or for any public or quasi-public use or purpose, this Lease shall terminate on the date the condemning authority takes possession. If only a part of the Leased Premises is so taken, or if a portion of the Building not including the Leased Premises is taken, this Lease shall, at the election of Landlord, either (i) terminate on the date the condemning authority takes possession by giving notice thereof to Tenant within thirty (30) calendar days after the date of such taking of possession or (ii) continue in full force and effect as to that part of the Leased Premises not so taken, in which case Rent shall be reduced on a square footage basis by the amount of square footage of the Leased Premises taken or condemned. All proceeds payable from any taking or condemnation of all or any portion of the Leased Premises and the Building shall belong to and be paid to Landlord, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in and to any such awards. Tenant shall have no, and waives any, claim against Landlord and the condemnor for the value of any unexpired term. Tenant shall have the right to pursue a condemnation award from the condemning party, but only to the extent that an award to Tenant (i) is separately stated, and (ii) does not diminish any award to Landlord.
8.02 Damages from Certain Causes.
     Neither Landlord nor Tenant shall be liable or responsible to the other for any injury, loss, damage or inconvenience to any person, property or business occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition order of governmental body or authority, or any other cause beyond the other party’s control.
8.03 Fire or Other Casualty.
     (a) In the event of a fire or other casualty in the Leased Premises, Tenant shall immediately give written notice thereof to Landlord.
     (b) If the Leased Premises or any portion of the Building and/or Project is damaged by fire or other casualty, Landlord shall have the right, but not the duty, to terminate this Lease or to repair the Leased Premises with reasonable dispatch, subject to delays resulting from adjustment of the loss and any other cause beyond Landlord’s reasonable control.
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     (c) Landlord shall provide notice to Tenant within thirty (30) calendar days after the date of any casualty as to Landlord’s election to terminate this Lease or repair the Leased Premises. The notice shall provide Landlord’s reasonable estimate as to whether the repair and restoration can be accomplished to the extent that a certificate of occupancy is issued by the town of Cary, North Carolina (hereinafter “Completion”) within one hundred eighty (180) calendar days after the date of such casualty. In the event Landlord’s notice provides that Completion will take more than one hundred eighty (180) calendar days after the date of such casualty event, Tenant shall have the right to terminate this Lease, provided that Tenant must deliver notice of its election to terminate within ten (10) business days after receipt of Landlord’s notice thereof. If Tenant fails to deliver such notice in the time period specified above, Tenant shall be deemed to have waived its right to terminate.
     (d) Notwithstanding the preceding, if at any time during the time such repairs and/or restoration are being made, it is determined that Completion will not occur within the one hundred eighty (180) day period (provided, however, that for the purpose of this calculation, the said one hundred eighty (180) calendar days shall be extended one (1) day for each day of delay caused by Tenant, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition order of governmental body or authority, or any other delay(s) not within Landlord’s reasonable control), due to discovery of a need for work that existed but was not recognized during the preparation of Landlord’s Estimate (“Additional Work”), or otherwise, Landlord shall promptly notify Tenant of the same, which notification shall contain a new estimate of the Completion date. If such new estimate is that Completion cannot be achieved within two hundred forty (240) calendar days after the date of the casualty event then Landlord shall give Tenant notice of same, and Tenant shall have the right to terminate this Lease by delivery of notice thereof to Landlord. Until Completion, the Rent shall be abated in proportion to the portions of the Leased Premises, if any, which are untenantable or unsuited for the conduct of Tenant’s business.
     (e) Anything in this Lease to the contrary notwithstanding, Landlord shall not be required, but rather it shall be Tenant’s duty, to repair or replace any of the following: (i) furniture, furnishings or other personal property which Tenant may be entitled to remove from the Leased Premises and (ii) any installations in excess of those improvements made to the Leased Premises by Landlord or at Landlord’s expense. Until Landlord’s repairs are completed, the Rent shall be abated in proportion to the portions of the Leased Premises, if any, which are untenantable. Notwithstanding anything contained in this Section, Landlord shall only be obligated to restore or rebuild the Leased Premises to improvements made to the Leased Premises by Landlord or at Landlord’s expense, and Landlord shall not be required to expend more funds than the amount that Landlord can recover under policies required to be carried by Landlord under Subsection 8.04(e) of this Lease.
8.04 Insurance Policies.
     (a) Tenant shall, at its expense, maintain in full force and effect during the Term, and during any holdover, if applicable, (i) standard fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Leased Premises and on its non-Building-standard leasehold improvements and all other additions and improvements (including fixtures) made by Tenant; and (ii) a policy or policies of commercial general liability insurance, such policy or policies to afford, through primary and/or excess coverage, minimum protection of not less than Two Million Dollars ($2,000,000.00) for bodily injury and/or property damage, including personal injury, in any one occurrence.
     (b) Each insurance policy required to be maintained by Tenant under this Lease shall (i) be issued by and binding upon a solvent insurance company licensed to conduct business in the State of North Carolina and rated A-:VIII or better by Best’s Key Rating Guide, (ii) have a deductible of no more than Five Thousand Dollars ($5,000.00), (iii) have all premiums fully paid on or before the due dates, (iv) name Landlord, and such other persons or entities as Landlord may from time to time designate, as named insured(s) without restriction, and state that neither Landlord nor any such other designated person or entity shall be responsible for the payment of any premiums for the insurance policy, (v) provide that it shall not be cancelable and that the coverage thereunder shall not be reduced without at least ten (10) calendar days advance written notice to Landlord, (vi) contain a provision whereby the insurer waives all rights of subrogation against Landlord, and Landlord’s partners, managers, members, officers, directors, employees, agents and assigns, and (vii) state that coverage provided by Tenant shall be primary to any other insurance that Landlord may carry.
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     (c) Tenant shall deliver to Landlord certified copies of all policies or, at Landlord’s option, certificates of insurance in a form satisfactory to Landlord not less than fifteen (15) calendar days prior to the Commencement Date and, also, the expiration of the then-current policies.
     (d) If, in the written opinion of Landlord’s lender or insurance advisor, the amount or scope of such coverage is deemed inadequate at any time during the Term, Tenant shall increase such coverage to such amounts or scope as Landlord’s lender or insurance advisor deems adequate.
     (e) Landlord shall obtain and keep in force during the Term of this Lease, (i) a policy or policies of insurance covering loss or damage to the Leased Premises, in the amount of the full replacement value thereof, providing standard property protection against all perils included within the classifications of fire, extended coverage, vandalism and malicious mischief, and (ii) a policy or policies of comprehensive general liability insurance, such insurance to afford minimum protection (which may be effected by primary or excess coverage) of not less than One Million Dollars ($1,000,000.00) for personal injury or death in any one occurrence and of not less than One Million Dollars ($1,000,000.00) for property damage in any one occurrence.
8.05 Waiver of Subrogation Rights.
     (a) Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby (i) waives any and all rights of recovery, claims, actions or causes of action, including defense costs, against the other, its agents, members, managers, partners, shareholders, officers and employees, for any loss or damage that may occur to the Leased Premises or the Building, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, and any other cause which is insured against under the terms of the standard fire and extended coverage insurance policies referred to in Section 8.04 hereof, only to the extent of recovery for same under said insurance policies since this waiver is not intended to nor shall it release a parry from its indemnification obligations as set forth in this Article 8, and regardless of cause or origin, including but not limited to the sole or contributory negligence of the other party hereto, its partners, managers, members, officers, directors, employees, shareholders or agents, and (ii) covenants that no insurer shall hold any right of subrogation against such other party.
     (b) If the respective insurers of Landlord and Tenant do not permit such a waiver without an appropriate endorsement to such parry’s insurance policy, Landlord and Tenant shall notify the insurers of the waiver set forth herein and shall secure from each such insurer an appropriate endorsement to its respective insurance policy concerning such waiver, and if insurance policies with waiver of subrogation provisions are obtainable only at a premium, the party seeking the policy shall pay that additional premium.
8.06 Indemnity/Waiver of Liability.
     (a) Landlord shall not be liable to Tenant or Tenant’s partners, managers, members, officers, directors, employees, shareholders, agents, contractors, customers or any person entering the Leased Premises, Building or Project under the express or implied invitation of Tenant, for any damage or injury to person or property or Tenant’s business arising out of (i) negligence of, or willful misconduct by, Tenant, its partners, managers, members, officers, directors, employees, shareholders, agents, contractors, customers or any other person entering the Leased Premises, Building or Project under the express or implied invitation of Tenant and/or (ii) any breach by Tenant of its covenants and obligations under any Article of, and/or Exhibit to, this Lease, and, subject to the mutual waivers of subrogation set forth in this Lease, Tenant agrees to indemnify and hold harmless Landlord and its successors and assigns and their respective partners, managers, members, agents, officers, directors, and employees from and against all claims, damages, losses, liabilities, lawsuits, costs and expenses for any such damage or injury, including, without limitation, court costs, and actual, reasonable attorneys’ fees and costs of investigation.
     (b) Subject to the insurance requirements and mutual waivers of subrogation rights set forth in this Lease, Landlord shall indemnify and hold Tenant harmless from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses (including, without limitation, court costs, and actual, reasonable attorneys’ fees and costs of investigation) arising out of any breach by Landlord of its covenants and obligations under any Article of and/or Exhibit to this Lease, or any negligence of, or willful misconduct by, Landlord, or any officer, employee, or contractor of Landlord. Tenant’s failure to obtain any insurance coverage required under the terms of this Lease shall void Landlord’s indemnity obligation to the extent such insurance would have provided coverage for
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the claim. Landlord’s failure to obtain any insurance coverage required under the terms of this Lease shall void Tenant’s indemnity obligation to the extent such insurance would have provided coverage for the claim.
     (c) The indemnification and hold harmless obligations of Section 8.06(a) and (b) are expressly conditioned on the following: (i) that the indemnifying party shall be notified by the party requesting indemnification in writing promptly of any such claim or demand and whether said claim or demand is made by a third party; (ii) that the indemnifying party shall have sole control of the defense of any action or settlement or compromise; and (iii) that Landlord and Tenant shall cooperate with each other in a reasonable way to facilitate the settlement or defense of such claim or demand.
8.07 Limitation of Landlord’s Personal Liability.
     Tenant shall look solely to Landlord’s interest in the Building and the Land for the recovery of any judgment against Landlord, and Landlord, its partners, managers, members, officers, directors, employees, shareholders and agents shall never be personally liable for any such judgment. The provisions contained in the foregoing sentence are not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of liability insurance maintained by Landlord.
8.08 Survival of Article 8.
     The rights and obligations contained in this Article 8 shall survive the expiration or other termination of this Lease.
ARTICLE 9 — LANDLORD’S LIEN, DEFAULT, REMEDIES AND SUBORDINATION
9.01 Lien for Rent
Intentionally deleted
9.02 Default by Tenant.
     (a) Any failure by Tenant to fully and completely perform or comply with any covenant, condition, term or provision on the part of Tenant to be performed or complied with under any Article of, and/or Exhibit to, this Lease shall constitute a breach of this Lease.
     (b) Landlord shall have the right to treat the occurrence of any one or more of the following events as a default under this Lease (provided, no such levy, execution, legal process or petition as set forth in Subsections (3) through (7) below filed against Tenant shall constitute a default under this Lease if Tenant shall vigorously contest the same by appropriate proceedings, and shall remove or vacate the same within thirty (30) calendar days from the date of its creation, service or filing):
(1)	Tenant does not pay Rent or any other sum required to be paid by Tenant under this Lease when due; provided, however, that Tenant shall be allowed one (1) late payment of Rent in each calendar year of the Term, which late payment shall not be deemed a default hereunder so long as such Rent is paid within five (5) calendar days of the due date; or

(2)	Tenant does not perform or comply with any covenant, condition, term or provision on the part of Tenant to be performed or complied with under any Article of, and/or Exhibit to, this Lease, and (i) such non-performance or non-compliance continues for twenty (20) calendar days after written notice to Tenant, or (ii) such non-performance or non-compliance is the same as or substantially similar to that of which Tenant has previously received written notice of non-performance or non-compliance from Landlord; or

(3)	the interest of Tenant under this Lease is levied on under execution or other legal process; or

(4)	any petition is filed by or against Tenant to declare Tenant a bankrupt or to delay, reduce or modify Tenant’s debts or obligations; or

(5)	any petition is filed to reorganize or modify Tenant’s debts or obligations; or

(6)	any petition is filed to reorganize or modify Tenant’s capital structure; or

(7)	Tenant is declared insolvent according to law; or

(8)	any assignment of Tenant’s property is made for the benefit of creditors; or
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(9)	a receiver or trustee is appointed for Tenant or its property; or

(10)	Tenant vacates or abandons the Leased Premises or any part thereof at any time during the Term for a period of fifteen (15) or more continuous calendar days; or

(11)	Tenant is a corporation and Tenant ceases to exist as a corporation in good standing in the state of its incorporation; or

(12)	Tenant is a partnership or other entity and Tenant is dissolved or otherwise liquidated.
     (c) If any event of default by Tenant occurs as described in this Section 9.02, then any option(s) which Tenant may have for the modification of the Term or of the Leased Premises or otherwise pursuant to this Lease shall automatically and immediately terminate and shall be of no further force or effect.
     (d) Tenant expressly acknowledges and agrees that this Lease, as well as any invoices and notices relating thereto, constitutes evidence of an indebtedness within the meaning of North Carolina General Statutes Section 6.21.2.
9.03 Landlord’s Remedies.
     Upon the occurrence of any default by Tenant under Section 9.02. Landlord shall have the right to do and perform any one or more of the following, in addition to, and not in limitation of, any other right or remedy permitted Landlord under this Lease or at law or in equity:
     (a) Continue this Lease in full force and effect through the stated Term of this Lease, and this Lease shall continue in full force and “effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent, Additional Rent and other charges when due;
     (b) Terminate this Lease and repossess the Leased Premises or terminate Tenant’s right to possession without terminating this Lease and, under either circumstance, be entitled to recover as damages a sum of money equal to the total of the following:
(1)	the cost of recovering the Leased Premises (including, but not limited to, reasonable attorneys’ fees and costs of suit); and

(2)	the unpaid Rent and any other sums accrued hereunder as of the date of Lease termination; and

(3)	the Base Rent and Additional Rent that would have been payable by Tenant pursuant to this Lease during the remainder of the Term but for the termination of this Lease, less the amount of Base Rent and Additional Rent, if any, which Landlord shall actually receive during said remainder of the Term from other tenant(s) to whom the Leased Premises may be rented. (To effectuate this provision, Landlord shall be entitled to accelerate all Rent due during the remainder of the Term and receive a judgment for said amount, with a continuing obligation to credit such judgment with Rent which Landlord shall actually receive during the remainder of the Term minus costs associated with collecting that Rent); and

(4)	the reasonable costs and expenses of removing and storing any of Tenant’s or any other occupant’s property left in the Leased Premises, Building or Project after the date of Lease termination or after the date of termination of possession; and

(5)	the reasonable costs and expenses of refurbishing the Leased Premises to the condition necessary to attempt to re-lease the Leased Premises at the prevailing market rental rate but not in excess of Building-standard, normal wear and tear and loss by insured casualty or condemnation excepted; and

(6)	any brokerage fees or commissions payable by Landlord in connection with any re-leasing or attempted re-leasing; and

(7)	all administrative costs and expenses in connection with any re-leasing or attempted re-leasing; and

(8)	any increase in insurance premiums caused by the vacancy of the Leased Premises; and

(9)	the amount of any unamortized leasing commissions, any Tenant Improvement expenses, any Tenant Improvement allowance or any other allowances, and concessions previously made by Landlord to Tenant; and,
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(10)	any other sum of money, and damages owed by Tenant to Landlord, plus interest on (1) through (7) above at the rate of the lesser of eighteen percent (18%) per annum or the highest rate allowed by applicable law.
     (c) File suit to recover any sums falling due under the terms of this Section 9.0, from time to time within the applicable statutes of limitation, and no delivery to or recovery by Landlord of any portion due Landlord shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord;
     (d) Enter upon the Leased Premises and do whatever Tenant is obligated to do under the terms of this Lease, and Tenant shall reimburse Landlord on demand for any reasonable expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease plus fifteen percent (15%) of such cost to cover overhead, and Tenant expressly agrees that Landlord shall not be guilty of trespass or liable for any damages resulting to Tenant from such action. No action taken by Landlord under this Section 9.03 shall relieve Tenant from any of its obligations under this Lease or from any consequences or liabilities arising from the failure to perform such obligations;
     (e) Without waiving such default, apply all or any part of any Security;
     (f) Change all door locks and other security devices of Tenant at the Leased Premises, the Building and/or the Project, and Landlord shall not be required to provide the new key or security device to Tenant except during Tenant’s regular business hours, and only upon the condition that Tenant has cured any and all defaults hereunder, and in the case where Tenant owes Rent to Landlord, reimbursed Landlord for all Rent and other sums due Landlord hereunder. Landlord, on terms and conditions satisfactory to Landlord in its sole, reasonable discretion, may upon request from Tenant’s employees, enter the Leased Premises for the purpose of retrieving therefrom personal property of such employees; however, Landlord shall have no obligation to do so.
     (g) Request Tenant’s written acknowledgement (to be provided to Landlord within ten (10) business days of Landlord’s request) that Tenant, through its default, has released possession of the Leased Premises and that Landlord has the right to lease the Leased Premises to a third party.
9.04 Mitigation of Damages.
     (a) Landlord shall use commercially reasonable efforts to re-lease the Leased Premises and otherwise mitigate Landlord’s damages under this Lease. Landlord shall be deemed to have used objectively reasonable efforts to fill the Leased Premises by advising Landlord’s leasing agent of the availability of the Leased Premises and advising at least one (1) outside commercial brokerage entity of the availability of the Leased Premises; provided, however, that Landlord shall not be obligated to re-lease the Leased Premises before leasing any other unoccupied portions of the Building and any other property under the ownership or control of Landlord in the Project.
     (b) Tenant hereby expressly agrees that Tenant’s failure to provide the acknowledgement described in Section 9.03(g) will impair Landlord’s ability to mitigate its damages by re-leasing the Leased Premises.
     (c) If Landlord receives any payments from the re-leasing of the Leased Premises, any such payments shall reduce the damages to Landlord as provided in Subsection 9.03 (b) and elsewhere in this Lease.
9.05 Rights of Landlord in Bankruptcy.
     Nothing in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency, by reason of the expiration or termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to in this Article 9. In the event that under applicable law, the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant outstanding as of the date this Lease is so affirmed and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease.
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9.06 Default by Landlord.
     In the event Landlord, due to its willful misconduct or gross negligence, fails to perform or observe any of its obligations under this Lease, provided any such failure is not a result of any act of God, force majeure or act or omission of Tenant, and any such failure continues for fifteen (15) calendar days after notice from Tenant, which notice shall specify the nature and extent of the default, and Landlord is not proceeding to cure said default, and has not disputed Tenant’s claim of Landlord’s default, Tenant’s sole remedies shall be the legal remedy of actual damages or the equitable remedy of specific performance. Landlord shall have such additional time as is reasonably necessary to cure the default so long as Landlord commenced the cure of such default within said fifteen (15) day period and is diligently proceeding to cure the same. In such event, Tenant shall have no right to sue for damages or specific performance, until such additional period of time shall have expired, so long as Landlord shall be diligently pursuing the cure of such default. Notwithstanding anything to the contrary in this Section, Landlord shall also be in default of this Lease, if it fails to make a Base Rent Abatement payment, under Section 4.01 of this Lease, within the later of: (i) the tenth (10th) day of the month in which the Base Rent Abatement payment is to be made; or (ii) ten (10) calendar days after Landlord receives Tenant’s monthly Rent for the month in which the Base Rent Abatement payment is to be made.
9.07 Non-Waiver.
     Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default and Landlord shall have the right to declare any such default at any time and take such action as might be lawful or authorized in this Lease or at law or in equity.
9.08 Attorney’s Fees.
     Upon the occurrence of any default by Landlord or Tenant under this Lease, Landlord or Tenant, as the case may be, shall have the right to arrange for legal representation regarding the enforcement of all or any part of this Lease, the collection of any Rent or other sums due or to become due, or recovery of the possession of the Leased Premises. The prevailing party (i.e. the party which substantially obtains the damages or other relief sought) shall be indemnified by the unsuccessful party for all actual, reasonable attorneys’ fees, whether suit is actually filed or not, and any costs of investigation and court costs.
9.09 Subordination; Estoppel Certificate.
     This Lease is and shall be subject and subordinate to any and all ground or similar leases affecting the Building, and to all mortgages which may now or hereafter encumber or affect the Building and to all renewals, modifications, consolidations, replacements and extensions of any such leases and mortgages; provided that, at the option of any such landlord or mortgagee, this Lease shall be superior to the lease or mortgage of such landlord or mortgagee. The provisions of this Section shall be self-operative and shall require no further consent or agreement by Tenant. Tenant shall, however, execute and return any estoppel certificate, subordination agreement, consent or agreement reasonably requested by any such landlord or mortgagee, or by Landlord, within ten (10) calendar days after receipt of same, including, without limitation, an estoppel certificate substantially in the form attached hereto as Exhibit E. Tenant shall, at the request of Landlord or any mortgagee of Landlord secured by a lien on the Building or any landlord to Landlord under a ground lease of the Building, furnish such mortgagee and/or landlord with written notice of any default by Landlord at least sixty (60) calendar days prior to the exercise by Tenant of any rights and/or remedies of Tenant hereunder arising out of such default.
9.10 Attornment
     If any ground or similar lease or mortgage is terminated or foreclosed, Tenant shall, upon request, attorn to the landlord under such lease or the mortgagee or purchaser at such foreclosure sale, as the case may be, and execute instruments) confirming such attornment. In the event of such a termination or foreclosure and upon Tenant’s attornment as aforesaid, Tenant shall automatically become the tenant of the successor to Landlord’s interest without change in the terms or provisions of this Lease; provided, such successor to Landlord’s interest shall not be bound by (i) any payment of rent for more than one month in advance except prepayments of Security for the Lease, if any, or (ii) any amendments or modifications of this Lease made without the prior written consent of such landlord or mortgagee. Notwithstanding anything to the contrary contained in this Section, Tenant shall be obligated to attom to a new landlord only if the holder of any recorded first mortgage or deed of trust lien grants Tenant a non-disturbance agreement on the lender’s standard form that provides that Tenant shall have the right to remain in possession of the Leased Premises in accordance with the terms of this Lease so long as Tenant is not in default hereunder.
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9.11 Accord and Satisfaction.
     No payment by Tenant or receipt by Landlord of an amount less than is due under this Lease shall be deemed to be other than payment towards or on account of the earliest portion of the amount then due, nor shall any endorsement or statement on any check or payment in any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord shall have the right to accept any such check or payment without prejudice to Landlord’s right to recover the balance of such amount or to pursue any other remedy available to Landlord.
9.12 Survival of Article 9.
     The rights and obligations contained in this Article 9 shall survive the expiration or other termination of this Lease.
ARTICLE 10 — ASSIGNMENT AND SUBLEASE
10.01 Assignment or Sublease.
     (a) Tenant shall not, voluntarily, by operation of law, or otherwise, (i) assign, transfer, mortgage, pledge, or otherwise transfer or encumber (collectively, “assign”) all or any part of Tenant’s right and interest in this Lease or in the Leased Premises or (ii) sublease the Leased Premises or any part thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, and any attempt to do any of the foregoing without such written consent shall be null and void and shall constitute a default under this Lease.
     (b) Notwithstanding anything to the contrary contained in this Lease, Landlord may disapprove, at Landlord’s sole discretion, any proposed subtenant or proposed assignee (i) whose credit history or references from prior landlord(s) are unsatisfactory or (ii) whose use (in type or intensity) of the Leased Premises or any building in the Project (including occupancy and/or parking) would, in Landlord’s sole but reasonable discretion, materially vary from that of Tenant or (iii) with whom Landlord would not normally enter into a direct lease, including, without limitation one which may (A) compete with or otherwise adversely affect a current or prospective tenant in the Building or in any building in the Project, a member of Landlord or a prospective purchaser of the Building or any building in the Project or (B) adversely affect the marketability, value or reputation of other leased space in the Building or in any building in the Project.
     (c) Further notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant assign this Lease or sublease the Leased Premises to any entity (i) engaged in the commercial real estate business, including, without limitation, property management, the brokerage, ownership or development of competitive properties, or the provision of “Executive Suites” or any similar arrangement or (ii) which would cause Landlord to be m default of another lease in the Building or Project.
     (d) Landlord’s consent to any assignment or sublease hereunder does not constitute a waiver of its right to disapprove of any further assignment or sublease.
     (e) If Tenant desires to assign this Lease or sublease the Leased Premises or any part thereof, Tenant shall give Landlord written notice of such desire at least sixty (60) calendar days in advance of the date on which Tenant desires to make such assignment or sublease, together with a non-refundable fee of Seven Hundred Fifty Dollars ($750.00) (the “Administration Fee”). The Administration Fee shall be waived for the first (1st) assignment or sublease, but shall be charged for each assignment or sublease thereafter. Landlord shall then have a period of thirty (30) calendar days following receipt of such notice within which to notify Tenant in writing that Landlord elects (i) to terminate this Lease as to the space so affected as of the date so specified by Tenant, in which event Tenant shall be relieved of all further obligations hereunder as to such space or (ii) to permit Tenant to assign this Lease or sublease such space, or (iii) to refuse to consent to Tenant’s assignment or subleasing such space and to continue this Lease in full force and effect as to the entire Leased Premises. If Landlord should fail to notify Tenant in writing of such election within the thirty (30) calendar day period, Landlord shall be deemed to have elected option (iii) above.
     (f) If Landlord elects option (ii) above and approves the assignment or sublease, then (i) if the rent agreed upon between Tenant and subtenant is greater than the Monthly Base Rent that Tenant is obligated to pay to Landlord under this Lease, fifty percent (50%) of such excess rent, (exclusive of Tenant’s reasonable, documented
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costs of subleasing the Leased Premises, including, but not limited to, commissions, marketing costs and tenant improvements), shall be deemed Additional Rent owed by Tenant and payable to Landlord in the same manner that Tenant pays the Rent hereunder, (ii) Tenant shall be solely responsible for all costs, including but not limited to, the cost of any work required due to any changes in the building, fire or other municipal, state, or federal codes (including the Americans with Disabilities Act) after the date of this Lease, together with all costs of providing any additional certificate of occupancy required for the subleased space or assigned premises, and (iii) in the event of an assignment to a person or entity whose credit-worthiness or net-worth value is less than Tenant’s as of the Execution Date, in Landlord’s sole discretion, then Landlord may require additional Security from Tenant and/or such assignee as a condition precedent to Landlord’s approval of the assignment of the Lease.
     (g) In addition to the Administration Fee, Tenant shall pay Landlord’s actual reasonable attorneys’ fees associated with any requested assignment or sublease hereunder regardless of whether Landlord consents to any such assignment or sublease.
     (h) Except as provided in Subsection (i) below, assignment or subleasing by Tenant shall not relieve Tenant of any obligations under this Lease, and Tenant shall remain fully liable hereunder.
     (i) In the event Tenant desires to assign this Lease as part of a merger between Tenant and a third party, an intended result of which is that Tenant will be absorbed and will cease to exist as a separate business entity, Tenant shall provide written notification to such third party/assignee that (i) this Lease gives Landlord the right to require from such third party/assignee such security for the Lease as Landlord, in its sole discretion, deems necessary for Landlord’s protection (the “New Security”, which Landlord may treat as part of the Security set forth in this Lease) and that (ii) if such third party/assignee does not provide New Security to Landlord within ten (10) business days of the later of the (A) completion of such merger or (B) the execution of a Lease assignment and assumption document by Tenant and assignee, then Landlord shall have the right to deem assignee in default under this Lease and to exercise all rights and remedies as are granted to Landlord under this Lease and under law.
     (j) Any assignment or sublease agreement shall include the right by Landlord to relocate the assignee or subtenant to alternative space in the Building or Project, provided that the alternative space is comparable in size and quality and that such relocation is at Landlord’s cost and expense.
     (k) If Tenant is not a public company that is registered on a national stock exchange or that is required to register its stock with the Securities and Exchange Commission under Section 12(g) of the Securities and Exchange Act of 1934, any change in a majority of the voting rights or other controlling rights or interests of Tenant, except for changes related to debt or equity financing, shall be deemed an assignment for the purposes hereof, and the provisions of this Section 10.01 shall fully apply.
     (1) Notwithstanding the foregoing, Tenant shall have the right, subject to the conditions contained in this Section 10.0,. including obtaining Landlord’s consent prior to such assignment or sublease, and also provided Tenant pays the Administration Fee and Landlord’s actual reasonable attorneys’ fees associated with Landlord’s review and documentation of same promptly upon receipt of Landlord’s invoice therefor, to assign this Lease or sublet all or any portion of the Leased Premises to (i) any entity resulting from a merger or consolidation with Tenant; (ii) any entity succeeding to the business and assets of Tenant; (iii) any subsidiary or affiliate of Tenant; and (iv) any entity which is part of or affiliated with Tenant (any of the foregoing shall be deemed an “Affiliate”), so long as such Affiliate shall be of at least the same net worth value and credit worthiness as Tenant, in Landlord’s sole but reasonable discretion, at the time of the transfer, and none of the same shall release Tenant, and Tenant shall remain liable to Landlord for full performance of Tenant’s obligations under this Lease, and shall be jointly and severally liable with such Affiliate, and shall hold Landlord and Landlord’s successors and assigns, and their respective partners, managers, members, officers, directors, employees, shareholders and agents harmless from and against all demands, claims, actions, damages, losses, liabilities, judgments, costs and expenses (including, without limitation, Hazardous or Toxic Materials clean up costs, court costs, attorneys’ fees and costs of investigation) arising out of any of the events described in Subsection 8.06 (a) (ii) through (iv).
10.02 Assignment by Landlord.
     Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building and all other property referred to herein, and in such event and upon such transfer
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(any such transferee to have the benefit of, and be subject to, the provisions of Section 6.07 and Section 8.07 hereof), and provided Landlord provides Tenant with notice of such transfer, no further liability or obligation shall thereafter accrue against Landlord under this Lease.
ARTICLE 11 – TENANT WARRANTIES; INCORPORATION OF EXHIBITS; COMMISSION(S), CONFIDENTIALITY, SURVIVAL, NOTICES, BINDING EFFECT AND MISCELLANEOUS
11.01 Tenant Warranties.
     (a) “Patriot Act” means the USA PATRIOT Act of 2001, Pub.L.No. 107-56, together with all laws, rules, regulations and orders issued in connection therewith.
     (b) “Anti-Money Laundering Laws” means those United States of America (“U.S.” or “United States”) laws, rules, regulations, orders and sanctions, state and federal, criminal and civil, that (i) limit the use of and/or seek the forfeiture of proceeds from illegal transactions, (ii) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interest of the United States, (iii) require identification and documentation of the parties with whom a financial institution conducts business and/or (iv) are designed to disrupt the flow of funds to terrorist organizations.
     (c) Tenant warrants to Landlord that any and all consents and approvals required of third parties (including, without limitation, its Board of Directors or partners, where applicable) for the execution, delivery and performance of this Lease have been obtained, that Tenant has the right and authority to enter into and perform its covenants contained in this Lease and that Tenant has the right and authority to conduct business in the State of North Carolina and shall maintain all such right and authority during the Term.
     (d) Tenant warrants to Landlord that neither Tenant, nor any officer, director, partner, member, affiliate or majority shareholder of Tenant, has ever been the subject of a petition for relief under the United States Bankruptcy Code, whether voluntarily or involuntarily.
     (e) Tenant makes the following additional warranties to Landlord:
(1)	Tenant shall comply with all applicable U.S., North Carolina and municipal laws and regulations throughout the Term, as such Term may be extended as set forth in this Lease;

(2)	Neither Tenant nor any person or entity that directly owns a ten percent (10%) or greater equity interest in Tenant, nor any of its officers, directors or managing members, is a person or entity with whom U.S. persons or entities are restricted from doing business under U.S. laws and regulations, including regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury;

(3)	Tenant’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”);

(4)	Tenant has taken, and shall continue to take at all times following the execution of this Lease, all actions as required by law to ensure that the funds used to make payments under this Lease are derived (i) from transactions that do not violate U.S. law or, to the extent such funds originate outside the U.S., do not violate the laws of the jurisdiction in which they originated and (ii) from permissible sources under U.S. law or, to the extent such funds originate outside the U.S., under the laws of the jurisdiction in which they originated;

(5)	Neither Tenant nor any person or entity that directly owns a ten percent (10%) or greater equity interest in Tenant nor any of its officers, directors or managing members is under investigation by any governmental authority for, nor has been charged with or convicted of, money laundering, drug trafficking, or terrorist related activities;

(6)	Tenant has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and

(7)	Tenant has not had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.
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11.02 Incorporation of Exhibits.
     The terms and provisions of Exhibits A-G described herein and attached hereto are hereby made a part hereof for all purposes; provided, however, that, unless otherwise expressly stated, in the event of a conflict between the terms of this Lease and the terms of any Exhibit attached hereto, the terms of this Lease shall control.
11.03 Commission(s).
     Landlord shall pay to the Broker named in Subsection 2.01(1), a real estate brokerage commission only as set forth in a separate management, listing and/or commission agreement(s). Broker, and not Landlord, shall pay to the Co-Broker, if any, named in Subsection 2.01(l), a real estate brokerage commission by the Broker only as set forth in a separate co-brokerage commission agreement Landlord and Tenant each hereby represent and warrant to the other that they have not employed or contracted with any agents, brokers or parties in connection with this Lease, other than those named in Subsection 2.01(1), and each agrees that it shall hold the other harmless from and against any and all claims of all other agents, brokers or other parties claiming by, through or under the respective indemnifying party. The rights and obligations contained in this Section shall survive the expiration or other termination of this Lease.
11.04 Confidentiality.
     Tenant, its partners, members, managers, officers, employees and agents shall not disclose the terms and conditions of this Lease to any third party, except for purposes of accounting and legal review of Tenant’s business, and Landlord may treat any such unauthorized disclosure as a default of this Lease, which may be subject to injunctive relief in addition to all other remedies available at law or in equity, including the remedy of specific performance and Landlord’s right to recover damages. The rights and obligations contained in this Section shall survive the expiration or other termination of this Lease.
11.05 Survival
     Provisions intended by their terms or context to survive the expiration or any other termination of this Lease shall so survive with respect to events occurring during the Term of this Lease but shall expire pursuant to applicable statutes of limitation.
11.06 Notices.
     Except as otherwise provided in this Lease, any statement, notice, or other communication which Landlord or Tenant may desire or is required to give to the other shall be in writing and shall be deemed sufficiently given or rendered (i) if hand delivered, as of the date of written acknowledgement of the delivery by any representative or agent of the party to whom the delivery is made, or (ii) if sent by registered or certified mail, postage prepaid, return receipt requested, or Federal Express or similar overnight courier as of the date noted on the written affirmation of delivery, to the addresses for Landlord and Tenant set forth in Subsection 2.01(k), or at such other address(es) as either party shall designate from time to time by ten (10) calendar days prior written notice to the other party. Tenant shall obtain written acknowledgement from Landlord recognizing any change in Tenant’s address for the purposes of this Section, or such change shall not be effective as against Landlord.
11.07 Binding Effect.
     Upon execution by Tenant, this Lease and all of the covenants, conditions and agreements contained herein shall be binding upon, and inure to the benefit of, Tenant, its legal representatives and successors, and, to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns. Upon execution by Landlord, this Lease and all of the covenants, conditions and agreements contained herein shall be binding upon and inure to the benefit of Landlord, its legal representatives, successors and assigns.
11.08 Miscellaneous.
     (a) No custom or practice which may evolve between the parties in the administration of the provisions of this Lease shall waive or diminish the right of Landlord to require performance by Tenant in complete accordance with the provisions of this Lease.
     (b) Section headings are included for convenience only and are not to be used to construe or interpret this Lease. Pronouns of any gender shall include the other genders, and either the singular or the plural shall include the other.
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     (c) All rights and remedies of Landlord under this Lease shall be cumulative, and none shall exclude any other rights or remedies allowed by law. This Lease is declared to be a North Carolina contract, and all of the terms hereof shall be construed according to the laws of the State of North Carolina.
     (d) This Lease is for the sole benefit of Landlord and Tenant, and no third party shall be deemed a third party beneficiary of this Lease without the express written consent of Landlord and Tenant.
     (e) This Lease may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto. Further, the terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the “Landlord” or the “Tenant” hereunder or such party or its counsel is the draftsman of this Lease.
     (f) Whenever in this Lease there is imposed upon Landlord the obligation to use its best efforts, reasonable efforts or diligence, Landlord shall be required to do so only to the extent the same is economically feasible and otherwise will not impose upon Landlord extreme financial or other business burdens.
     (g) If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.
     (h) Tenant may record Landlord’s standard memorandum of lease, provided, (i) such recordation is done by Tenant, at Tenant’s sole cost and expense, and (ii) Tenant executes a cancellation of the memorandum of lease concurrently with Tenant’s execution of the memorandum of lease. Landlord expressly agrees and warrants that Landlord shall keep said cancellation in Tenant’s Lease file and shall record said cancellation only at the expiration or earlier termination of this Lease.
     (i) “Square feet” or “square foot” as used in this Lease includes the area contained within the space occupied by Tenant (as measured by the June 7, 1996, BOMA standard for measuring OFFICE AREA), multiplied by a common area percentage factor.
     (j) “Business day(s)” as used in this Lease shall mean the days of the week which are Monday through Friday, except when any such day is also a holiday that is listed on the Building Rules.
     (k) Tenant understands and agrees that the property manager for the Building is the agent of Landlord and is acting at all times in the best interest of Landlord. Any and all information pertaining to this Lease that is received by the property manager shall be treated as though received directly by Landlord.
     (1) This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.
     (m) One (1) time during each calendar year of the Term and at any time Tenant is in default of this Lease, Tenant shall provide Landlord, upon ten (10) calendar days’ notice, a true, accurate and complete copy of Tenant’s financial statements, including income and expense statements and balance sheets, which shall reflect the most recent quarter and most recent year-end at the time of such review. Landlord shall keep all such financial information confidential and shall not disclose such information to third parties, unless the third parties need to know the information in conjunction with their management of the Building on Landlord’s behalf or legally compelled to do so.
     (n) Landlord shall have the right to use Tenant’s name in marketing literature and releases to news media.
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ARTICLE 12 — ENTIRE AGREEMENT AND LIMITATION OF WARRANTIES
12.01 ENTIRE AGREEMENT AND LIMITATION OF WARRANTIES.
     TENANT AGREES THAT THIS LEASE AND THE EXHIBITS ATTACHED HERETO CONSTITUTE THE ENTIRE AGREEMENT OF THE PARTIES AND THAT ANY AND ALL PRIOR CORRESPONDENCE, MEMORANDA, AGREEMENTS AND UNDERSTANDINGS (WRITTEN AND ORAL) ARE SUPERSEDED BY THIS LEASE. TENANT FURTHER AGREES THAT THERE ARE NO, AND TENANT EXPRESSLY WAIVES ANY AND ALL, WARRANTEES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE OR IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABLITY, FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE.
     IN TESTIMONY WHEREOF, the parties hereto have caused this Lease to be executed by their respective duly authorized representatives, as of the date first aforesaid.

LANDLORD:

Crescent Lakeside, LLC, a North Carolina limited liability company

	By:	Capital Associates Management, LLC, a North Carolina limited liability company, Manager

		By:	/s/ Frank P. Baird

Frank P. Baird, Delegate Manager

TENANT:

Cornerstone BioPharma Holdings, Inc., a Delaware corporation

	By:	/s/ Chenyqua Baldwin

Attest:

	Name:	Chenyqua Baldwin

By:

Secretary	Title:	Vice President, Executive Officer

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EXHIBIT A-l
FLOOR PLAN(S) OF THE LEASED PREMISES
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EXHIBIT A-2
THE LAND
BEING all of parcel “05” The Crescent, containing 20.58 acres as shown on that plat entitled “The Crescent, Tracts “02”, “05” and Common Open Space” as shown in Book of Maps 1999, Pages 2375 and 2376, Wake County Registry.
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EXHIBIT A-3
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EXHIBIT B
ACCEPTANCE OF LEASED PREMISES MEMORANDUM
     Pursuant to the Lease dated                     , 20___, by and between Crescent Lakeside, LLC, a North Carolina limited liability company (“Landlord”), and Cornerstone BioPharma Holdings, Inc., a Delaware corporation (“Tenant”), for the Leased Premises located in Suite 250, at 1255 Crescent Green, Cary, North Carolina 27518, with a Commencement Date of                     , 20___, Landlord and Tenant hereby agree that:
1. Except for those items shown on the attached “punch list”, which Landlord shall use reasonable efforts to remedy within thirty (30) calendar days after the date hereof, Landlord has fully completed the construction work required of Landlord under the terms of the Lease and the workletter attached as Exhibit C thereto.
2. The Leased Premises are tenantable, Landlord has no further obligation for construction (except as specified above), and Tenant acknowledges that the Leased Premises are satisfactory in all respects.
All other terms and conditions of the Lease are hereby acknowledged to be unchanged.
Agreed and Executed this      day of                     , 20     .

TENANT:

Cornerstone BioPharma Holdings, Inc., a Delaware corporation

By:

Attest:
Name:

By:

Secretary	Title:

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EXHIBIT C
WORKLETTER AGREEMENT
1)	Shell Condition. Tenant Improvements and Cost. The “shell condition” of the Leased Premises shall consist of a concrete floor, peripheral windows or walls ready for paint, depending on the configuration of the Leased Premises; core and corridor walls necessary for multi-tenant occupancy; a sufficient number of 2’ x 2’ tegular ceiling tiles to complete the ceiling, such tiles to be delivered to and stored on the floor of the Leased Premises; plumbing “wet columns” at several locations per floor; a heating, ventilating and air conditioning system consisting of VAV boxes with rigid ductwork (high and medium pressure) in place; one (1) fluorescent lighting fixture per ninety-five (95) square feet of occupied space, such fixtures to be delivered to and stored on the floor of the Leased Premises; window blinds; and electrical grids installed above the ceiling that will provide for power and lighting. All demolition of and improvements made to the shell condition of the Leased Premises in accordance with the Schematic Space Plan and Detailed Plans (both defined below) shall be deemed the “Tenant Improvements”. Landlord shall be responsible for the costs and expenses of designing and constructing the Tenant Improvements described in Exhibit C-l and Section 2 of this Workletter Agreement, including any architectural fees and the costs of any plumbing, mechanical and electrical work set forth herein.
2)	Design. Landlord shall cause an architect and one or more engineers, each of whom shall be designated by Landlord in its sole discretion, to consult with Tenant and to prepare architectural, plumbing, mechanical and electrical plans that are (i) consistent with the “Schematic Space Plan” for the Leased Premises (which Schematic Space Plan shall include the scope of assumptions and clarifications), which is attached hereto as Exhibit C-l, (ii) sufficiently detailed for approval and construction of the Tenant Improvements, and (iii) subject to Landlord’s approval, in its sole discretion (the “Detailed Plans”). All partitions, doors, hardware, ceiling tile, window coverings, plumbing, HVAC, lighting fixtures, switches, outlets and life safety items shall be designed in Landlord’s standard manner. Carpet, paint, wall covering, and millwork shall be selected and designed in Landlord’s standard manner and from Landlord’s standard finishes, unless otherwise requested by Tenant, in accordance with Section 4 herein. Tenant shall furnish to Landlord all other information and technical data reasonably necessary for the preparation of the Detailed Plans within two (2) business days of Landlord’s request therefor, or as otherwise agreed to by Tenant and Landlord, so as not to delay the design, pricing, approval and construction of the Tenant Improvements by the Target Commencement Date. Tenant has authorized Chenyqua Baldwin (“Tenant’s Representative”) to represent it for all purposes related to the design and construction of the Tenant Improvements, including approval of the Plans and any Change Orders (as defined below), and approval by Tenant’s Representative shall constitute approval by Tenant.
3)	Approval of Plans. Landlord shall submit to Tenant for Tenant’s approval the Detailed Plans. Within ten (10) business days after its receipt of the Detailed Plans, Tenant shall approve the Detailed Plans in writing, subject to any modifications or changes in the Detailed Plans requested by Tenant. Landlord, in its sole discretion, shall retain final approval rights for the Detailed Plans. After Tenant’s approval of the Detailed Plans, or in the event Tenant does not respond to Landlord within such ten (10) business day period, the Detailed Plans shall be deemed to be approved by Tenant, and such approved Detailed Plans shall be thereafter deemed the “Plans”. Any subsequent changes or modifications to the Plans shall be made and accepted in writing by Landlord and Tenant and shall constitute an amendment to the Lease.
4)	Change Orders, Tenant Requested Changes and Cost. If Tenant makes any changes or modifications to the Schematic Space Plans (“Change Orders”), Tenant shall be responsible for any additional costs and expenses related to the Changes Orders. Tenant shall be provided with a Cost Statement related to each Change Order in conjunction with the Change Order. Tenant shall approve the Cost Statement in the same manner as that provided in the Change Order for approving the Change Order. If an approval provision is not included in the Change Order, Tenant shall have two (2) business days to approve the additional Cost Statement. If Tenant does not approve the additional Cost Statement within the two (2) business day period, the additional Cost Statement shall be deemed approved by Tenant. Following the approval of any Cost Statement by Tenant, Tenant shall pay the costs of any Change Order within ten (10) calendar days of receipt of an invoice from Landlord for the same; provided that Landlord reserves the right to require
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Tenant to pay the costs of any Change Orders that exceed Five Thousand Dollars ($5,000.00), prior to commencing work on the Change Order.
5)	Construction. After Tenant (i) approves the Detailed Plans (or if Tenant does not respond to Landlord regarding the Detailed Plans, as set forth in Section 4 herein), and (ii) if there are Tenant Requested Improvements (other than Change Orders), pays any and all costs related to the Tenant Requested Improvements, then Landlord shall be entitled to cause, and shall cause, the general contractor designated by Landlord to construct the Tenant Improvements in accordance with the Plans.
6)	Delay. The Commencement Date, Expiration Date, and commencement of installments of Monthly Base Rent shall not be postponed or delayed as a result of:
i.	Tenant’s failure to furnish information or consult with Landlord or Landlord’s architects or engineers when requested in order to prepare the Detailed Plans;

ii.	If there are any Tenant Requested Improvements, Tenant’s failure to approve the Cost Statement or, if applicable, to pay any cost as provided in Sections 4 and 5 herein;

iii.	Changes to the Plans requested or caused by Tenant after Tenant’s approval of the Detailed Plans; or,

iv.	Any other delay from any other cause attributable to Tenant, its agents, consultants, contractors, subcontractors or employees.
7.	Tenant’s Access to Leased Premises. Landlord shall permit Tenant and its agents reasonable access to the Leased Premises during normal business hours fourteen (14) calendar days prior to the Target Commencement Date for the purpose of installing telephone and computer cabling, equipment, fixtures and other personal property, and such entry and use of the Leased Premises shall not constitute acceptance of the Leased Premises nor Tenant’s acknowledgment of the Commencement Date of the Lease, unless Tenant commences the operation of any portion of its business therein. This right of entry onto the Leased Premises is a license from Landlord to Tenant which is subject to revocation in the event that Tenant or its employees, contractors or agents causes or is the cause of any code or governmental violation, labor dispute, delay or damage during such period which results from, whether directly or indirectly, the installation or delivery of the foregoing, or otherwise becomes in default of any term, covenant or condition of this Lease as provided in Section 9.02. Prior to Tenant’s entry onto the Leased Premises in accordance herewith, Tenant shall demonstrate to Landlord that it has obtained the insurance required and is in compliance with Section 8.04 of the Lease. Under no circumstances shall Landlord be liable or responsible for and Tenant agrees to assume all risk of loss or damage to such telephone and computer cabling, equipment, fixtures and other personal property and to indemnify, defend and hold Landlord harmless from any liability, loss or damage arising from any damage to the property of Landlord, or its contractors, employees or agents, and any death or personal injury to any person or persons to the extent caused by, attributable to or arising out of, whether directly or indirectly, Tenant’s entry onto the Leased Premises or the delivery, placement, installation, or presence of the telephone and computer cabling, equipment, fixtures and other personal property, except to the extent that such loss or damage is caused solely by Landlord’s willful misconduct or gross negligence or the willful misconduct or gross negligence of Landlord’s contractors, agents or employees.
8.	Warranties. Landlord shall cause the repair or replacement of any defects in material or workmanship in the Tenant Improvements installed by Landlord for a period of one (1) year after the date of substantial completion of the Leased Premises, or the duration of any manufacturer’s warranty, whichever is longer, provided Tenant notifies Landlord of such defect as soon as reasonably practicable after the date Tenant discovers such defect. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THE TENANT IMPROVEMENTS EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9. Tenant’s sole remedy for the breach of any applicable warranty shall be the remedy set forth in this Section 9. Tenant agrees that no other remedy, including without limitation, incidental or consequential damages for lost profits, injury to
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person or property or any other incidental or consequential loss, shall be available to Tenant. The parties recognize mat repair costs that are not covered under a warranty shall be treated in the same manner as any other repair under the Lease, so the costs of repairs that are Landlord’s responsibility shall be either capital costs or Operating Expenses as determined under Section 4.04 of the Lease and any costs that are Tenant’s responsibility shall be as provided in Section 7.04 of the Lease.

9.	Compliance with Certain Requirements. At any time before, during, and after construction, Landlord shall have the right to require changes to the Plans and construction in order to comply with applicable building codes, other governmental requirements, and insurance requirements. Neither Landlord’s nor Tenant’s approval of the Plans is a warranty that the Plans comply with applicable building codes, other governmental requirements, and insurance requirements.

10.	No Liability. Notwithstanding the review and approval by Landlord of the Detailed Plans and any changes to same, Landlord shall have no responsibility or liability, including the costs of additional or corrective work, in regard to the safety, sufficiency, adequacy or legality thereof, and Tenant shall look solely to the party(ies) preparing same as the party(ies) responsible for ensuring that such Detailed Plans and changes thereto (and the architectural and engineering completeness and sufficiency thereof and the Tenant Improvements constructed as a result thereof) are in compliance with all applicable laws and regulations, and Tenant’s stated intended use.
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Crescent Lakeside II

EXHIBIT C-l
(page 1 of 6)
SCHEMATIC SPACE PLAN

1 SCHEMATIC DESIGN

BOARD ROOM
RECEPTION
STORAGE
TRAINING RM
MAIL ROOM

14,863 RSF

SCALE: 1/8" = 1'0"

SHEET NO.
A1.1

Schematic Design

Cornerstone Biopharma
Crescent Lakeside II
Suite 250
Cary, NC

SCHEMATIC DESIGN
NOT FOR
CONSTRUCTION

CAPITAL ASSOCIATES

NCSBC 2004

Philips
Architecture, PA

Crescent Lakeside II

EXHIBIT C-l
(page 2 of 6)
SCHEMATIC SPACE PLAN
General Conditions:
Job set up, full time supervision, project management, mobile phone, superintendent’s truck, general cleaning, dumpster and associated fees.
Demolition:
Not Included!
Millwork:
Base Bid includes the following:
Board room break area: (9) If of uppers, lowers & tops, all p-lam.
Built in phone carols: (10) If of countertops & (3) supports.
Training break room: (8) If of uppers, lowers & tops, all p-lam.
Reception desk: we have provided an allowance of $7,000.00 in the base bid.
Break Room: (16) If of uppers, lowers & tops, all p-lam.
Mail Room: (14) If of uppers, lowers & tops, all p-lam.
Sales Ops room (9.5) If of uppers, lowers & tops, all p-lam.
Reg. Print room (7.5) If of uppers, lowers & tops, all p-lam. Plans originally called for 151f of cabinets.
Doors, Frames & Hardware:
(44) 8’8” pre-finished, plain sliced, flush Cherry doors, frames & hardware throughout.
NOTE:
(1) We have provided an allowance of $12,400.00 for the GLASS suite entry doors.
(2) We have not provided for any specialty doors, frames or hardware within the base bid as we assume that the allowances for security will cover these upgrades.
Glass & Glazing:
(1/4”) clear tempered glass for the sidelights.
Crescent Lakeside II

EXHIBIT C-l
(page 3 of 6)
SCHEMATIC SPACE PLAN
Drywall:
Per plan & specification.
NOTE:
(1)	We have assumed that the exterior walls are hung, finished and ready for paint.

(2)	We have priced the tenant side of the corridor walls as 1/3 wall.

(3)	We have provided for a standard wall to the grid. No modified RACO system (no aluminum head track).
Acoustical Ceilings:
We have provided for reworking ceiling grid as necessary for light layout and the installation of the owner provided ceiling tile.
NOTE: We assume that the ceiling grid is already existing and in place.
Flooring:
We have provided an allowance of $ 17.00 sy installed for carpeting throughout the space.
We have provided an allowance of $22.00 sy installed for upgraded carpeting in the board room and the reception area.
We have provided for VCT flooring in the board room break area, sales ops, training break room, break room, server / storage & finish storage.
Carpet base throughout.
Pre -finished Cherry Wood base in the reception and the board room.
Painting:
We have provided for (1) prime coat and (2) finish coats throughout. We have provided an allowance of $15.00 YD for VWC in the board room and the reception area.
Specialties:
(4) wall hung fire extinguishers.
Finish protection for existing shell finishes.
Final Cleaning of completed space.
Remove and re-install exterior window to allow for the stocking of building materials.
We have provided an allowance of $1,000.00 for (2) dishwashers. (1) for the board room and (1) for the break room.
Crescent Lakeside II

EXHIBIT C-l
(page 4 of 6)
SCHEMATIC SPACE PLAN
Plumbing:
(2) Elkay LRAD single bowl sinks with Zurn faucets.
(2) ice maker connections.
(1)6 gallon water heater for the training break room.
60 If of 2” no-hub cast iron waste line.
40 If of 1/2” water line.
40 If of 3/4” water line.
NOTE: We assume that the hot & cold water lines for the break room can be tied into the bathroom water line.
HVAC:
(3) new fan powered boxes for the following areas: (1) each for the sales ops meeting room, the CEO office and for the training room.
(1) new VAV box for the break room.
(21) new 4’ lay in slot diffusers.
(40) new 2’ lay in slot diffusers.
(40) new 2’ x 2’ lay in return grills.
Provide and install (2) new VAV’s with low pressure duct work for the (2) conference rooms.
Insulate new ductwork.
Provide and install new air distribution.
Install (5) existing Novar thermostats.
Provide and install (2) new Novar thermostats for the new VAV’s.
Provide and install (1) new thermostatically controlled exhaust fan for the server room.
Start-up and non-certified test and balance.
NOTE: We have not provided for 24 hr cooling in the server room. See alternates for this pricing.
Sprinkler:
We have provided an allowance of $20,970.00 to install (133) new quick response chrome semi-recessed sprinkler heads
Shop drawings and hydraulic calcs by a NIECT level III designer for permitting.
NOTE: We have based our proposal on light hazard office occupancy.
Crescent Lakeside II

EXHIBIT C-l
(page 5 of 6)
SCHEMATIC SPACE PLAN
Electrical:
(125) new 18 cell parabolic lay in light fixtures (building standard).
(15) new 18 cell parabolic lay in light fixtures w/ battery backup.
(10) exit / emergency lights.
(40) motion sensors.
(5) light switches.
(85) duplex receptacles.
(12) dedicated duplex receptacles.
(2) GFI duplex receptacles.
(30) phone / data stubs.
(16) circuits for office furniture.
(1) wire projection screen.
(3) floor duplex receptacles.
(1) wire water heater.
(2) 240V dedicated receptacles.
(3) new fan powered boxes.
Fire Alarm:
(25) Audio / visual devices.
Fire alarm test & inspection.
Power expander included.
Miscellaneous:
We have included an allowance of $3,743.50 for the building permit.
(see following page for list of exclusions)
Crescent Lakeside II

EXHIBIT C-l
(page 6 of 6)
SCHEMATIC SPACE PLAN
EXCLUSIONS:
Structural steel and structural engineering.
Fire Rating and assemblies other than per plan.
Performance or Payment Bonds.
Demolition other than specified above.
Major floor prep, ie: grinding, excessive floor patching and / or leveling.
Mini Blinds.
Corner Guards.
Trench rock removal.
Data and phone cabling.
Architectural or engineering fees, other than noted above.
No utility fees have been included.
Equipment connectors such as electrical cords, gas valves and/or connection lines.
Repairs to existing work, materials or equipment.
Repairs to existing work per inspector discovery or request.
Any work not specifically mentioned or listed above.
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Crescent Lakeside II

EXHIBIT D
BUILDING RULES
     (1) The sidewalks, walks, plaza entries, corridors, concourses, ramps, staircases, escalators and elevators shall not be obstructed or used by Tenant, or any person entering the Building under express or implied invitation of Tenant, for any purpose other than ingress and egress to and from the Leased Premises. No bicycle, motorcycle or other vehicle shall be brought into the Building or kept on the Leased Premises without the prior written consent of Landlord.
     (2) No freight, furniture or bulky matter of any description shall be received into the Building or carried into the elevators except in such a manner, during such hours and using such elevators and passageways as may be approved by Landlord, and then only upon having been scheduled in advance. Any hand trucks, carryalls or similar appliances used for the delivery or receipt of merchandise or equipment shall be equipped with rubber tires, side guards and such other safeguards as Landlord shall require.
     (3) Landlord shall have the right to prescribe the weight, position and manner of installation of safes, concentrated filing/storage systems or other heavy equipment which shall, if considered necessary by Landlord, be installed in a manner, which may require reinforcement of the Building’s structure (at Tenant’s cost and expense) to insure satisfactory weight distribution. All damage done to the Building by reason of a safe or any other article of Tenant’s office equipment being on the Leased Premises shall be repaired at the expense of Tenant. The time, routing and manner of moving safes or other heavy equipment shall be subject to prior written approval by Landlord.
     (4) Only persons authorized by Landlord shall be permitted to furnish towels, barbering, shoe shining, floor polishing and other similar services and concessions to Tenant, and only at hours and under regulations fixed by Landlord.
     (5) Tenant shall not at any time, cause or allow the placement, leaving or discarding of any rubbish, paper, articles or objects of any kind whatsoever outside the doors of the Leased Premises or in the corridors or passageways of the Building.
     (6) Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability for offices, and, upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.
     (7) Tenant shall not place, or cause or allow to be placed, any signage, lettering or graphics whatsoever, in or about the Leased Premises except in and at such places as may be designated by Landlord and consented to by Landlord in writing, prior to the installation of such signage, lettering or graphics. All signage, lettering and graphics on corridor doors and walls shall conform to the Building standard prescribed by Landlord. Any signage, lettering or graphics located in the Leased Premises that is visible to the public must be approved, in writing, by Landlord prior to installation thereof.
     (8) Canvassing, soliciting or peddling in the Building is prohibited and Tenant shall cooperate to prevent same.
     (9) Landlord shall have the right to exclude any person from the Building other than during customary business hours, and any person in the Building shall be subject to identification by employees and agents of Landlord. All persons in or entering the Building shall be required to comply with the security policies of the Building. If Tenant desires any additional security services for the Leased Premises, Tenant shall have the right (only with the advance written consent of Landlord) to obtain such additional services at Tenant’s sole cost and expense. Tenant shall keep doors to unattended areas locked and shall otherwise exercise reasonable precautions to protect property in the Building and the Leased Premises from theft, loss or damage.
Crescent Lakeside II

     (10) Only workers employed, designated or approved by Landlord may be employed for repairs, installations, alterations, painting, material moving and other similar work that may be done in or on the Leased Premises.
     (11) Tenant shall not do or allow any cooking or conduct any restaurant, luncheonette, automat or cafeteria for the sale or service of food or beverages to its employees or to others, nor shall Tenant provide any vending machines without the prior written consent of Landlord. Tenant may, however, provide, at Tenant’s cost and expense, microwave oven(s), refrigerators) and coffee machine(s) in a designated break room/area(s) of the Leased Premises for use by Tenant’s employees and invitees.
     (12) Except as permitted by Section 6.03 of Tenant’s Lease, Tenant shall not bring, or cause or allow to be brought or kept in or on the Leased Premises, the Building or the Project, any bleach, flammable, combustible, corrosive, caustic, odorous, poisonous, toxic or explosive substance or any substance deemed to be a hazardous or toxic material under any applicable environmental law or regulation.
     (13) Tenant shall not mark, paint, drill into or in any way deface any part of the Building or the Leased Premises. No boring, driving of nails or screws, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct; provided, however, that Tenant shall be permitted to install or hang usual and customary office artwork and dryboards without Landlord’s prior written consent. Tenant shall not install coat hooks, identification plates or anything else on doors nor any resilient tile or similar floor covering in the Leased Premises except with the prior written approval of Landlord. The use of cement or other similar adhesive material is expressly prohibited.
     (14) Tenant shall not place any additional locks or bolts of any kind on any door in the Building or the Leased Premises or change or alter any lock on any door therein in any respect. Landlord shall furnish two (2) keys for each lock on exterior doors to the Leased Premises, and two (2) keys (conventional or card type) for one (1) or more exterior doors to the Building, and shall, on Tenant’s request and at Tenant’s expense, provide additional duplicate keys. Tenant shall not make any duplicate keys. All keys shall be returned to Landlord upon the termination of the Lease, and Tenant shall give to Landlord the explanation of the combination of all safes, vaults and combination locks in the Leased Premises. Landlord may at all times keep a pass key to the Leased Premises. All entrance doors to the Leased Premises shall be left locked when the Leased Premises are not in use.
     (15) Tenant shall give immediate notice to Landlord in case of theft, unauthorized solicitation or accident in the Leased Premises or in the Building or of defects therein or in any fixtures or equipment, or of any known emergency in the Building.
     (16) Tenant shall place a water-proof tray under all plants in the Leased Premises and shall be responsible for any damage to the floors, carpets, and/or any other damage caused by over-watering such plants.
     (17) Tenant shall not use the Leased Premises or allow the Leased Premises to be used for photographic, multilith, multigraph or digital reproductions, except in connection with its own business and not as a service for others, without Landlord’s prior written permission.
     (18) Tenant shall not use or permit any portion of the Leased Premises to be used for any uses other than those specifically granted in Tenant’s Lease.
     (19) Tenant shall not advertise for laborers (i.e. those who perform physical labor outdoors) giving the Leased Premises as an address, nor pay such laborers at a location in the Leased Premises.
     (20) Employees of Landlord or Landlord’s agent(s) shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord or Landlord’s agent(s).
     (21) Tenant shall not place a load upon any floor of the Leased Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law, regulation or code. Business machines and mechanical and electrical equipment belonging to Tenant which cause noise, vibration, electrical or magnetic interference, or any other nuisance that may be transmitted to the structure or other portions of the
Crescent Lakeside II

Building or to the Leased Premises to such a degree as to be objectionable to Landlord or which interfere with the use or enjoyment by other tenants of their leased premises or the public portions of the Building, shall be placed and maintained by Tenant, at Tenant’s expense, in settings of cork, rubber, spring type or other vibration eliminators sufficient to eliminate noise or vibration.
     (22) Tenant shall furnish and install a chair mat for each desk chair located on carpet in the Leased Premises.
     (23) No solar screen materials, awnings, draperies, shutters or other interior or exterior window coverings that are visible from the exterior of the Building or from the exterior of the Leased Premises within the Building may be installed by Tenant. Building-standard mini blinds shall not be pulled up or removed, but may be opened using the “wand”.
     (24) Tenant shall not place, install or operate within the Leased Premises or any other part of the Building any engine, stove or machinery, or conduct mechanical operations therein, without the prior written consent of Landlord.
     (25) No portion of the Leased Premises or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.
     (26) For purposes of the Lease, holidays shall be deemed to mean and include the following: (a) New Year’s Day; (b) Memorial Day; (c) Independence Day; (d) Labor Day; (e) Thanksgiving Day and the Friday following; and (f) Christmas Day. If any such holiday occurs on a weekend, then the holiday shall be the day such holiday is legally observed.
     (27) Tenant shall at all times keep the Leased Premises neat and orderly.
     (28) Tenant shall use no other method of heating or cooling than that supplied by Landlord.
     (29) For buildings without controls in premises that are intended to be operable by Tenant, all requests for overtime air conditioning or heating should be submitted in advance of the day Tenant needs such service but in any event no later than 2:00 P.M. on the day such overtime air conditioning or heating is needed.
     (30) Tenant shall keep corridor and lobby doors closed when not in use.
     (31) All permitted alterations and additions to the Leased Premises must conform to applicable building and fire codes. Tenant shall obtain prior approval from applicable building and fire officials and Landlord with respect to any such modifications and shall deliver “as-built” plans therefor to the property manager for the Building on completion.
     (32) It is the intent of both Landlord and Tenant that any portion of the Leased Premises visible to the public hold a high quality professional image at all times. If, at any time during the Term, Landlord or Landlord’s agent deems such visible area to hold less than a high quality professional image, Landlord shall advise Tenant of desired changes to be made to such area to conform to the intent of this paragraph. Within three (3) business days, Tenant shall cause the desired changes to be made, or present Landlord with a plan for accomplishing such changes. Tenant shall have such additional time as is reasonably required to implement the plan, not to exceed two (2) months; provided, however, that if Tenant is not diligently pursuing the plan for accomplishing such changes within ten (10) business days, or does not implement the plan within two (2) months, then Landlord may provide draperies or blinds for the glassed area at Tenant’s expense, and Tenant shall keep such draperies or blinds closed at all times.
     (33) Any carpet and wall coverings located in the Leased Premises that is visible to the public must be consistent in color and style with the carpet and wall coverings located in the lobby area of the Building and must be approved by Landlord prior to installation.
     (34) The Building has been designated a “non-smoking” building. Tenant, and all persons entering the Building under the express or implied invitation of Tenant are prohibited from smoking in the common areas both
Crescent Lakeside II

inside and outside of the Building, except in those areas outside the Building designated as smoking areas by Landlord.
     (35) No animals, except for “service animals” trained to assist disabled persons, shall be brought or kept m or about the Leased Premises or the Building without the prior written consent of Landlord.
     (36) Tenant shall not play or allow the playing or the generation of (i) any music or loud noise in the common areas of the Building without Landlord’s prior written consent and/or (ii), any loud music or loud noise in the Leased Premises, as determined by Landlord in Landlord’s sole discretion.
     (37) Tenant shall not cause or allow any odors deemed obnoxious or otherwise unreasonable by Landlord, in Landlord’s sole discretion, to permeate or emanate from the Leased Premises.
     (38) Tenant shall not bring, or cause or allow to be brought, any firearms, ammunition or weapons of any kind, whether concealed or otherwise, into the Building at any time.
     (39) The Building’s facilities include a workout room (the “Gym”) which Tenant and Tenant’s employees (but not invitees or third parties) may use at no additional charge to Tenant. The Gym shall be subject to all of the terms and conditions of the Lease with respect to use and/or occupancy and Landlord shall have no obligation to (i) continue to provide a Gym in the Building and (ii) heat or cool the Gym beyond normal business hours for the Building set forth in Exhibit F. Prior to accessing the Gym, Tenant and Tenant’s employees shall execute Landlord’s standard release letter, attached hereto as Exhibit D-l.
     (40) Landlord reserves the right to rescind, amend and add Building Rules, and to waive Building Rules with respect to any tenant or tenants, provided such waiver does not materially interfere with Tenant’s use of or enjoyment of the Leased Premises.
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Crescent Lakeside II

EXHIBIT D-l
RELEASE
Crescent Lakeside, LLC has established the Crescent Lakeside II Fitness Gym (the “Gym”) for the use and enjoyment of its tenants, and I have requested permission to use the Gym’s equipment and facilities.
     IN CONSIDERATION of receiving permission to use the equipment and facilities at the Gym, I do hereby release and hold harmless the owners and managers of Crescent Lakeside II, and their respective members, managers, officers, directors, shareholders, employees, agents, partners, successors and assigns of and from any and all claims which I, my heirs, executors, administrators and assigns may have, now or in the future, arising out of or in any way related to any loss, damage or injury that may be sustained by my person or property in connection with my use of the Gym and including any claims resulting from the alleged negligence (including gross negligence) of any person or entity released hereby.
     I understand that the management of Crescent Lakeside II claims no special expertise in equipping and managing fitness Gyms but has undertaken to provide this facility and equipment at the request of and for the use and enjoyment of its tenants and their employees. I further understand that the management does not routinely inspect the equipment and provides no professional staff to supervise the facility. I understand that all physical fitness activities involve some risk of personal injury. I agree that my use of the Gym and its equipment is solely at my own risk, and I hereby voluntarily assume all risk of loss, damage or injury. I agree to abide by all rules adopted for use of the Gym, and I understand that use by anyone who is not the employee of a tenant is strictly prohibited.
     I understand and agree that Crescent Lakeside II and Capital Associates Management, LLC shall not be responsible for the loss or theft of any personal property left in or on the fitness Gym or its locker rooms.
     Signed and sealed, this      day of                                         , 20     .

Print Name:

Employer:

Witness:

Crescent Lakeside II

EXHIBIT E
FORM OF ESTOPPEL CERTIFICATE

To:	Bank of America, N.A.
One Bank of America Plaza
421 Fayetteville St. Mall
Suite 1706
NC7-002-17-06
Raleigh, NC 27601
Attention: Real Estate Lending Loan Administration

Re:

1. The undersigned, as Tenant of approximately ___square feet of space (the “Premises”‘) under that certain Lease dated                     ,      (the “Lease”) made with                     , Landlord, covering space in Landlord’s building (the “Building”) in                      County,                     , known as                                          , hereby certifies as follows:
     (a) That attached hereto as Exhibit “A” is a true, correct and complete copy of the Lease, together with all amendments thereto;
     (b) That the Lease is in full force and effect and has not been modified, supplemented or amended in any way except as set forth in Exhibit “A.” The interest of the undersigned in the Lease has not been assigned or encumbered;
     (c) That the Lease, as amended as indicated in Exhibit “A”, represents the entire agreement between the parties as to said leasing, and that there are no other agreements, written or oral, which affect the occupancy of the Premises by the undersigned;
     (d) That all insurance required of the undersigned under the Lease has been provided by the undersigned and all premiums have been paid;
     (e) That the commencement date of the term of the Lease was                     ,      ;
     (f) That the expiration date of the term of the Lease is , ___, including any presently exercised option or renewal term, and that the undersigned has no rights to renew, extend or cancel the Lease or to lease additional space in the Premises or the Building, except as expressly set forth in the Lease;
     (g) That in addition to the Premises, the undersigned has the right to use or rent                      parking spaces in or near the Building during the term of the Lease;
     (h) That the undersigned has no option or preferential right to purchase all or any part of the Premises (or the land or Building of which the Premises are a part), and has no right or interest with respect to the Premises or the Building other than as Tenant under the Lease (except as specified in                      , a copy of which is attached hereto);
     (i) That all conditions of the Lease to be performed by Landlord and necessary to the enforceability of the Lease have been satisfied. On this date there are no existing defenses, offsets, claims or credits which the undersigned has against the enforcement of the Lease except for prepaid rent through                      (not to exceed one month);
     (j) That all contributions required by the Lease to be paid by Landlord to date for improvements to the Premises have been paid in full. All improvements or work required under the Lease to be made by Landlord to date, if any, have been completed to the satisfaction of the undersigned. Charges for all labor and materials used or
Crescent Lakeside II

furnished in connection with improvements and/or alterations made for the account of the undersigned in the Building have been paid in full. The undersigned has accepted the Premises, subject to no conditions other than those set forth in the Lease. The undersigned has entered into occupancy of the Premises;
     (k) That the annual Base Rent currently payable under the Lease is $                     and such rent has been paid through                     ;
     (1) That additional rent is payable under the Lease for Operating Expenses. Tenant’s most current monthly Operating Expense Adjustment payment is equal to:                                         ;
     (m) That the undersigned has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other similar rent concession (except as expressly set forth in                                         , a copy of which is attached hereto). No rents have been prepaid more than one (1) month in advance and full rental, including basic minimum rent, if any, has commenced to accrue;
     (n) That there are no defaults by the undersigned or Landlord under the Lease, and no event has occurred or situation exists that would, with the passage of time, constitute a default under the Lease;
     (o) That the undersigned has paid to Landlord a security deposit in the amount of $                    ;
     (p) That the undersigned has all governmental permits, licenses and consents required for the activities and operations being conducted or to be conducted by it in or around the Building; and
     (q) That as of this date there are no actions, whether voluntary or otherwise, pending against the undersigned or any guarantor of the Lease under the bankruptcy or insolvency laws of the United States or any state thereof.
2. The undersigned represents and warrants that it has not used, generated, released, discharged, stored or disposed of any Hazardous Material on, under, in or about the Building or the land on which the Building is located, other than in the ordinary and commercially reasonable course of the business of the undersigned in compliance with all applicable laws. Except for any such legal and commercially reasonable use by the undersigned, the undersigned has no actual knowledge that any Hazardous Material is present or has been used, generated, released, discharged, stored or disposed of by any party, on, under, in or about such Building or land. As used herein, “Hazardous Material” means any substance, material or waste (including petroleum and petroleum products) which is designated, classified or regulated as being “toxic” or “hazardous” or a “pollutant” or which is similarly designated, classified or regulated under any federal, state or local law or ordinance.
3. The undersigned hereby agrees:
     (a) To send a copy of any notice or demand given or made to Landlord pursuant to the provisions of the Lease to Bank of America, N.A. (“Lender”), who is or will be the owner and holder of a mortgage or deed of trust on the demised premises, or its assignee upon being notified in writing of such assignee’s name and address. Lender’s copy of said notice or demand shall be sent by certified mail at the same time the notice or demand is sent to Landlord, to Bank of America, N.A.,                     , Attention: Relationship Administration, Real Estate Group;
     (b) To give to the holder of said mortgage or deed of trust a reasonable period of time, but in no event less than thirty (30) days, to cure any default complained of in said notice or demand;
     (c) That no consent of Landlord to any modification or assignment of the Lease or any termination of the Lease (other than in accordance with the express terms of the Lease) shall be effective without the prior written consent of the holder of said mortgage or deed of trust; and
     (d) That in the event that the holder of said mortgage or deed of trust acquires title to the property encumbered by the mortgage or deed of trust, such holder will not be liable for any security deposit that the
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undersigned may have given to any previous landlord (including Landlord) which has not, as such, been transferred to such holder.
4. The undersigned acknowledges the right of Lender to rely upon the certifications and agreements in this Certificate in making a loan to Landlord. The undersigned hereby agrees to furnish Lender with such other and further estoppel certificates as Lender may reasonably request. The undersigned understands that in connection with such loan, Landlord’s interest in the rentals due under the Lease will be assigned to Lender pursuant to an assignment of leases by Landlord in favor of Lender. The undersigned agrees that if Lender shall notify the undersigned that a default has occurred under the documents evidencing such loan and shall demand that the undersigned pay rentals and other amounts due under the Lease to Lender, the undersigned will honor such demand notwithstanding any contrary instructions from Landlord.
     EXECUTED this      day of                                          ,      .

TENANT:

Cornerstone BioPharma Holdings, Inc., a Delaware corporation

By:

Attest:
Name:

By:

Secretary	Title:

Crescent Lakeside II

EXHIBIT F
HVAC SCHEDULE
     Subject to the provisions of Section 5.01 of the Lease and excluding those holidays defined in Section 26 of the Building Rules, Landlord will furnish Building standard heating, ventilating and air conditioning between 8:00 a.m. and 6:00 p.m. on weekdays (from Monday through Friday, inclusive) and Saturdays between 8:00 a.m. and 1:00 p.m. Upon request of Tenant made in accordance with the rules and regulations for the Building, Landlord will furnish air conditioning and heating at other times (that is, at times other than the times specified above), in which event Tenant shall reimburse Landlord for furnishing such services on the following basis:
     Tenant shall reimburse Landlord at the rate of Thirty-five and No/100 Dollars ($35.00) per hour per air handling unit which is activated to provide the requested air conditioning or heating service; provided, such rate is based upon the “Kilowatt Hour Rate”“(as hereinafter defined) for electricity as of January 1, 2004 (the “Base Rate”), and if and when the Kilowatt Hour Rate increases over the Base Rate, the aforesaid rate of Thirty-five and No/100 Dollars ($35.00) per hour per air handling unit thereof shall automatically increase proportionately. For example, if the Kilowatt Hour Rate increases by 10% over the Base Rate, said rate shall automatically increase by 10%. The “Kilowatt Hour Rate” shall mean the actual average cost per kilowatt hour charged by the public utilities providing electricity to the Building, or if said public utilities shall cease charging for electricity on the basis of a kilowatt hour, the Kilowatt Hour Rate shall mean the actual average cost per equivalent unit of measurement substituted therefor by said public utilities. The Base Rate is hereby stipulated to be $.0600 per kilowatt hour.
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EXHIBIT G
RENEWAL OPTION
     As long as (i) Tenant is not in default under this Lease as defined in Section 9.02 at the time of exercise of this option or at the time of commencement of the renewal term, (ii) Tenant has not been in monetary default of this Lease as defined in Section 9.02, as evidenced by receipt of notice from Landlord of such monetary default, more than two (2) times during the Term, and Tenant has not been in non-monetary default under this Lease, as evidenced by receipt of notice from Landlord of such non-monetary default, more than four (4) times during the Term, and (iii) Tenant is in occupancy of the Leased Premises at the time of exercise of this option and at the time of commencement of the Renewal Term (as hereinafter defined), then Tenant is granted the option to renew the Term of this Lease for a period of five (5) additional years (“Renewal Term”), to commence upon the expiration of the initial Term of this Lease. Tenant shall exercise its option to renew by delivering written notice of such election to Landlord at least twelve (12) months prior to the expiration of the initial Term. The renewal of this Lease shall be upon the same terms and conditions of this Lease, except (a) the Base Rent during the Renewal Term shall be the prevailing Market Base Rent Rate (defined below) for similar space in the Building at the time the Renewal Term commences, but in no event less than the Base Rent plus Additional Rent that Tenant is then paying under the terms of this Lease, (b) Tenant shall have no option to renew this Lease beyond the expiration of the Renewal Term, (c) Tenant shall not have the right to assign its renewal rights to any subtenant of the Leased Premises or assignee of this Lease, nor may any such subtenant or assignee exercise such renewal rights, and (d) the leasehold improvements will be provided for Tenant’s continued use in their then existing condition (on an “as is” basis) at the time the Renewal Term commences.
     As used in this Lease, the term “Market Base Rent Rate” shall mean the annual rental rate then being charged in the greater Cary, North Carolina area, as reasonably determined by Landlord, for space comparable to the space for which the Market Base Rent Rate is being determined (taking into consideration, but not limited to, use, location and floor level within the applicable building, definition of rentable area, leasehold improvements provided, quality and location of the applicable building, rental concessions (e.g., such as abatements or Lease assumptions) and the time the particular rate under consideration became effective). It is agreed that bona fide written offers to lease the Leased Premises or comparable space made to Landlord by third parties (at arm’s-length) may be used by Landlord as an indication of Market Base Rent Rate.
     Landlord shall, within thirty (30) calendar days after its receipt of notice from Tenant, give Tenant a notice setting forth Landlord’s estimate of the Market Base Rent Rate. Tenant shall have ten (10) calendar days from receipt of Landlord’s notice to notify Landlord, in writing, that Tenant either accepts or rejects Landlord’s estimate of Market Base Rent Rate. If Tenant fails to notify Landlord within such 10-day period, such failure shall be deemed acceptance by Tenant of Landlord’s estimate of Market Base Rent Rate. If Tenant rejects Landlord’s estimate as set forth herein, then within ten (10) calendar days after such rejection, each party shall select an MAI (as defined below) and the two MAI’s shall select a third MAI. Landlord’s estimate and Tenant’s estimate of the Market Base Rent Rate shall then be sent to the third MAI who, within ten (10) business days thereafter, shall select either Landlord’s estimate or Tenant’s estimate of the Market Base Rent Rate as most closely approximating Market Base Rent Rate. Landlord and Tenant shall each be liable for the payment of the charges of the MAI it selects and shall equally bear the charges of the third appraiser. For the purposes of this Lease, the term “MAI” shall mean an appraiser who is a member of the Appraisal Institute (or its successor organization) with a current senior designation of MAI (or comparable designation) currently certified under the continuing education program, who has at least ten (10) years’ experience appraising office buildings in the area in which the Leased Premises are located and shall not then be engaged or have been engaged by either Landlord or Tenant within the 5-year period immediately preceding their appointment hereunder.
     Whenever in this Lease a provision calls for a rental rate to be, or be adjusted to, the Market Base Rent Rate, Tenant shall continue to pay Base Rent as so adjusted and the Additional Rent as provided in this Lease.
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Crescent Lakeside II